Exhibit 10.21

AWARD/SUBCONTRACT	1. This ☐ is ☒ is not a rated order under DPAS (15 CFR 700)	2. Rating N/A	3. SUBCONTRACT NUMBER GMS-2117-O8-O2-OO1
4. Effective Date: December 13, 2008	5. Prime Contract Number: W917PM-08-D-0001	6. Purchase Reqn: 2117-002	7. Project No. 2117
8. Subcontract Issued By:		9. Submit Invoices To:

Global Strategies Group (Integrated Security) Inc (“GIS or Buyer”) 1501 Farm Credit Drive Suite 2400 McLean, VA 22102		Global Strategies Group (Integrated Security) Inc 1501 Farm Credit Drive Suite 2400 McLean, VA 22102 Attn: Accounts Payable
Buyer:	Michael Weixel
Fax	703-738-2899
Email:	mike.weixel@globalgroup.us.com
10. Name and address of Subcontractor:		11. Subcontract Type:
Global Strategies Group (North America) Inc. Mission Systems 760 Lynnhaven Parkway, Suite 200 Virginia Beach, VA 23452		Indefinite Delivery Indefinite Quantity/FFP
12. Subcontract Amount:
Phone:	757-227-6664
Fax:	757-222-1298	To be determined by Delivery Order
Email:	Shirley.Place@globalgroup.us.com
13. Description of Supplies/Services:
14. TABLE OF CONTENTS
PART I - THE SCHEDULE			PART II - SUBCONTRACT CLAUSES
SEC	DESCRIPTION	SEC	DESCRIPTION
A	AWARD/SUBCONTRACT	I	GENERAL PROVISIONS
B	SUPPLIES OR SERVICES AND PRICES/COSTS	PART III - LIST OF DOCUMENTS, EXHIBITS, AND OTHER ATTACHMENTS
C	DESCRIPTION/SPECIFICATIONS/STATEMENT OF WORK	J	LIST OF ATTACHMENTS
D	PACKAGING AND MARKING		PART IV - REPRESENTATIONS
E	INSPECTION AND ACCEPTANCE	K	REPRESENTATIONS AND CERTIFICATIONS
F	DELIVERIES OR PERFORMANCE
G	SUBCONTRACT ADMINISTRATION DATA
H	SPECIAL PROVISIONS
15. Global Strategies Group (Integrated Security) Inc (GIS) has a prime contract with the U.S. Army Corps of Engineers and Global Strategies Group (North America) Inc., Mission Systems. (“Subcontractor” or “the Seller”) agrees to provide the supplies/perform the services set forth in the Schedule of this Subcontract for the Prices stated therein. The rights and obligations of the parties to the Subcontract are subject to and governed by the Schedule and Attachments and any specifications or other provisions which are made part of this Subcontract, by reference or otherwise. This Subcontract integrates, merges, and supersedes any prior offers, negotiations, and agreements, whether verbal or written, concerning the subject matter hereof, and comprises the entire agreement between the parties hereto. Any modification, revision, change or waiver of the Subcontract terms and conditions, clauses, provisions or specifications, shall not be considered valid unless executed in writing by both the Buyer and the Seller.
16. Buyer: Global Strategies Group (Integrated Security) Inc.			17. Seller: Global Strategies Group (North America) Inc.

/s/ Michael Weixel			/s/ Shirley A. Place
(Signature of person authorized to sign and date of signature)			(Signature of person authorized to sign and date of signature)
NAME AND TITLE OF SIGNER (Type or Print)			NAME AND TITLE OF SIGNER (Type or Print)
Michael J. Weixel			Shirley A. Place
Vice President of Contracts & Administration			Vice President of Business Operations Global Mission Systems

SECTION B - SUPPLIES OR SERVICES, AND PRICES:

B-1 SUPPLIES OR SERVICES AND PRICES. The Subcontractor shall provide all supplies, services and data referred to in Section C and any applicable Statement of Work (Section J) (“the Work”) for the following cost/price:

B.1.1 The requirements of this Agreement are for the information technology programs and end user support needs of a classified customer. All information related to scope is provided in Attached J. The Subcontractor is responsible for ensuring compliance with applicable policies and procedures.

B.1.2 The Subcontractor shall furnish the qualified personnel, materials, facilities, services, management resources, and equipment as necessary for the performance of the Work, unless otherwise specified herein, as an independent Subcontractor and not as an agent of GIS, in conformity with the terms and conditions set forth herein. These services will be provided when ordered by GIS during the specified period stated in this Agreement. No Subcontractor personnel shall begin performance or arrive on-site until final written approval is received by the GIS Contracts Administrator, who for the purposes of this Agreement, means the Vice President of Contracts & Administration or such other person as GIS may nominate in writing from time to time.

B.1.3 The Subcontractor shall provide GIS with Technical Support Services as described in this Agreement, on an Indefinite Delivery/Indefinite Quantity Firm Fixed Price Basis consistent with the Line Items in Schedules B-1 and B-2.

SCHEDULE B.l

ITEM NO.	SUPPLIES/SERVICES	QTY	UNIT		UNIT PRICE	AMOUNT
0001		1	$	US	$285,000	$285,000

BASE YEAR

FFP

All services to be furnished under this contract shall be ordered by issuance of task orders by Global Strategies Group (Integrated Security) Inc. All work performed under each Task Order shall be in accordance with the associated Statement of Work. FOB: Destination

ITEM NO.	SUPPLIES/SERVICES	QTY	UNIT		UNIT PRICE	AMOUNT
0002		1	$	US

OPTION PERIOD 1

FFP

All services to be furnished under this contract shall be ordered by issuance of task orders by authorized individuals. All work performed under each Task Order shall be in accordance with the associated Statement of Work.

FOB: Destination

ITEM NO.	SUPPLIES/SERVICES	QTY	UNIT		UNIT PRICE	AMOUNT
0003		1	$	US

OPTION PERIOD 2

FFP

All services to be furnished under this contract shall be ordered by issuance of task orders by authorized individuals. All work performed under each Task Order shall be in accordance with the associated Statement of Work. Such orders shall be issued using the accepted proposed labor rates shown in Schedule B.2 herein.

FOB: Destination

SCHEDULE B.2

SECURITY SERVICES

PRICING SCHEDULE

INDEFINITE-DELIVERY, INDEFINITE QUANTITY (IDIQ)

CONTRACT FOR RECONSTRUCTION SECURITY SUPPORT SERVICES (RSSS),

AFGHANISTAN ENGINEER DISTRICT

B.1 Schedule of Services and Supplies

0400 National Operations Center (NOC)        1        Lot $285,000

Equipment and personnel support (for the development and installation of the NOC, including materials).

B.2 TYPE OF CONTRACT

This is an Indefinite Delivery/Indefinite Quantity (IDIQ) contract. Firm Fixed Price task orders will be issued under the terms, conditions and pricing of this IDIQ contract. The minimum guarantee amount under this contract is $285,000.00. The GIS Contracts Administrator will execute and issue Task Orders using the negotiated prices in Tables B.2 above. Option periods can be exercised early to contract large task orders resulting in an overall contract period of less than three calendar years.

B.3 SUBCONTRACT SCHEDULE NOTES

This Subcontract is awarded as an Indefinite Delivery Indefinite Quantity (IDIQ) Single Award Task Order Contract (SATOC). The prices provided are binding on the Subcontractor. Non-pre-priced items will be negotiated on a task order by task order basis.

2. All costs associated with the CLINs in schedules B.2 and B.3 (“fully burdened rates, including profit”) which include overhead, mobilization for pre-priced CLINs, G&A, handling fees, contractor self-vetting of personnel, fringes, insurances of all required kinds except DBA insurance, and subcontractor profit) shall be included in the individual unit prices for each of the CLINs except DBA insurance (as agreed between GIS and the Subcontractor) and CMR, which will be separate CLINs in each task order and are to be charged on a cost reimbursable basis, as applicable. GIS will negotiate non-prepriced items on a task order by task order basis.

B-4 TRAVEL. Applicable only where authorized travel is reimbursed at cost. No costs associated with travel shall be allowable unless the Seller has requested and Buyer has provided advance written approval. Buyer shall reimburse the cost of travel authorized in conjunction with performance of this Subcontract in accordance with FAR 31.205-46, Travel Costs. Reimbursement for travel is limited to that required in the performance of the Statement of Work (Section C). Reimbursable per diem rates (lodging, meals, and incidentals) can be viewed at the following e-mail address: www.dtic.mil/perdiem/pdrform.html. Local travel costs  ☐ will  ☒ will not be reimbursed by Buyer unless approved in advance in writing by the Subcontract Administrator. For purposes of initial award under this subcontract or award of delivery orders if this is an IDIQ type subcontract, written approval required by this clause shall be considered requested and approved in writing if proposed by Seller and funded by Buyer.

B.5 OPTIONS

The Buyer reserves the right to exercise the below options anytime prior to the expiration date of the Subcontract, provided, however that 30 days prior to the exercise of the option, the Buyer has notified the Seller in writing of its intent to do so.

The period of performance for the Base Period and each of the Option CLIN(S) to extend the term of the contract is as follows:

Base Year	For a period of one (1) year from December 13, 2008 to December 12, 2009

Option Year 1	For a period of one (Base Year + 1) year from December 13, 2009 to December 12, 2010

Option Year 2	For a period of one (1) year from December 13, 2010 to, December 12, 2011 Base Year + 2

The above period(s) of performance for the option(s) to extend the term of the contract shall apply only if the GIS exercises the option(s) as stated in Section B in accordance with the clause at FAR 52.217-9 “Option to Extend the Term of the Contract”.

B-6 FUNDING:

☐    FULLY FUNDED. This Subcontract is fully funded.

☒    FUNDED BY DELIVERY ORDER. The amount available for payment shall be specified in each individual delivery order subject to the provisions of the clause entitled “Limitation of Funds” (FAR 52.232- 22) incorporated by reference in this subcontract, no legal liability on the part of the Buyer for payment in excess of the amount funded in the individual delivery order shall arise unless additional funds are made available and are incorporated by modification to the individual delivery order.

☐    FUNDING AVAILABLE. The amount currently available for payment hereunder is limited to $ subject to the provisions of the clause entitled “Limitation of Funds” (FAR 52.232-22) incorporated by reference in this Subcontract, no legal liability on the part of the Buyer for payment in excess of the amount stated herein shall arise unless additional funds are made available and are incorporated by modification to this Subcontract.

☐    MAXIMUM LIABILITY. If this Subcontract is incrementally funded, the Buyer shall not be obligated to pay the Seller any amount in excess of the funded amount specified in the “Funding Available” paragraph above, (or in the individual delivery order if this is an IDIQ subcontract) and the Seller shall not be obligated to continue performance if to do so would exceed the funded amount stated, unless and until the Buyer shall have notified the Seller in writing that the funded amount has been increased and shall have specified in the notice a revised funded amount that shall constitute the funded amount for performance under this Subcontract (or delivery order if this is an IDIQ subcontract.) When the Subcontract (or delivery order) has been increased, any hours expended and costs incurred by the Seller in excess of the funded amount before the increase shall be allowable to the same extent as if the hours expended and costs had been incurred after the increase in the funded amount.

B-7 NOTICE. If this is a time and material, labor hour or cost reimbursable Subcontract and at any time the Seller has reason to believe that the payments that will accrue in performing this Subcontract in the next succeeding 30 days, if added to all other payments and costs previously accrued, will exceed 75 percent of the funded amount, the Seller shall notify the Buyer giving an estimate of the additional funding required for performing this Subcontract. If at any time during performing this Subcontract, the Seller has reason to believe that the total price to the Buyer for performing this Subcontract will be substantially greater or less than the then stated ceiling price, the Seller shall so notify the Buyer, giving a revised estimate of the total price for performing this Subcontract, with supporting reasons and documentation. If at any time during performing this Subcontract, the Buyer has reason to believe that the work to be required in performing this Subcontract will be substantially greater or less than the stated ceiling price, the Buyer will so advise the Seller, giving the then revised estimate of the total amount of effort to be required under the Subcontract. If the time and material, labor hour, or cost reimbursable Subcontract includes IDIQ provisions, then the requirements of this clause shall be applied to each individual delivery order in addition to the total Subcontract.

☒    B-8 PRE-CONTRACT COST AUTHORIZATION. Allowable costs under this Subcontract shall include all cost incurred by the Subcontractor in connection with the work covered by this Subcontract during the period from and including January 6, 2009 through effective date of the Subcontract, as would have been allowable and allocable pursuant to the terms of this subcontract as if this Subcontract had been in effect during said period; provided; however, that such costs shall not in the aggregate exceed $250,000 (cost only, no fee) unless such amount is increased in writing by GIS (which amount is included in the estimated cost of the subcontract as stated in B-1).

SECTION C - DESCRIPTION SPECIFICATIONS/WORK STATEMENT

C.1 Scope of Agreement

The Subcontractor shall perform the work required in accordance with the following documentation:

1. Performance Work Statement (PWS) Provided in Attachment A

For the duration of the Prime Contract between GIS and the U.S. Government (including with respect to the period of any renewals or options covering the same subject matter), the Subcontractor shall have exclusive rights with respect to all work within the scope prescribed under this Subcontract, including as specified in Attachment A hereto.

C.2 Subcontractor’s Performance Requirements

The Subcontractor shall be obligated to perform within the maximum order limitations as set forth in individual task orders that are issued.

C.3 Other Performance Terms

C.3.1 Non Labor Pricing

Travel and other non-labor direct costs associated with this Agreement will be specified in individual task orders that are issued, and will include applicable burdens.

C.3.2 Delivery

Unless otherwise agreed to, all deliveries under this Agreement must be accompanied by delivery tickets that must contain, at a minimum, the following information:

•	Name of Subcontractor Agreement/Prime Contractor (GIS)

•	Description of Goods or Services

•	Date of Subcontract

•	Quantity, unit price and extension of each item

•	Date of Shipment

•	Customer identification, including name, agency, department address, phone, etc.

C.3.3 Quality Assurance

The Subcontractor shall ensure overall quality of all work performed under this Agreement.

All support and related activities performed under this agreement shall be carefully planned, controlled, and documented. All documentation shall provide traceability to enable review and verification. At specific milestones, the Subcontractor shall provide interim reviews of the work accomplished to permit determination of the quality of the effort or to receive GIS guidance. If deficiencies are found, the Subcontractor shall endeavor to provide for timely and corrective action.

SECTION D - PACKAGING AND MARKING

1. Packaging and Packing

Packaging and packing shall be in accordance with the Subcontractor’s best commercial practice for domestic shipment to ensure safe arrival at destination. Two copies of the packing slip shall be included with shipment.

2. Packing and Shipping

(a) Packing

(1) Material shall be packed by personnel duly cleared for the level of classification in question, to conceal it properly and to avoid suspicion as to its contents, and to reach destination in satisfactory condition. Internal markings or internal packaging will clearly indicate the classification. NO NOTATION TO INDICATE THE CLASSIFICATION SHALL APPEAR ON EXTERNAL MARKINGS.

(2) Documents shall be enclosed in two sealed envelopes or covers. Typewritten or printed matter in the contents shall be protected by a cover sheet or by folding inward to avoid direct contact with the inner envelope or cover. The inner cover shall be addressed, return addressed, sealed and marked with the security classification on front and back so that the marking will be easily seen when the outer cover is removed. Receipt for, if required, shall be enclosed identifying the addressor, addressee, and listing the contents by short title. The outer envelope or cover shall be of sufficient opaqueness and density as to prevent the classification marking of the inner cover from being visible and shall be addressed, return addressed, and carefully sealed with no markings or notations.

SECTION E - INSPECTION AND ACCEPTANCE

1. ACCEPTANCE OF SERVICES

The GIS Program Manager (PM) for the contract will approve the inspection and acceptance of services performed by the Subcontractor.

2. CLAUSES INCORPORATED BY REFERENCE

52.246-4	Inspection of Services—Fixed Price	AUG 1996

3. INSPECTION AND ACCEPTANCE

Inspection and acceptance will be performed at destination.

4. Material and Workmanship

(a) All material incorporated in the work shall be new and the work shall be performed in a skillful and workman like efficient manner. Both materials and workmanship shall be subject to the inspection of the GIS Program Manager, being Tom Marchegiano or his duly authorized representative who may require the Subcontractor to correct defective workmanship or materials without cost to GIS.

(b) Delivery of material and/or performance of services shall be made as specified in this Subcontract, associated Task Orders and any applicable Statement of Work. Any changes to the delivery and/or performance schedule shall be subject to mutual agreement between the Subcontractor and GIS, except that GIS reserves the right to unilaterally issue Change Orders to adjust the scheduling (subject to subparagraph (c) and (d) below), if GIS and Subcontractor cannot mutually agree on any revised schedule, and the Subcontractor may submit an equitable adjustment proposal.

(c) In the event that:

(i) GIS issues a unilateral Change Order to the Subcontractor, such change order having being issued in the same form, or substantially the same form, by the Government on GIS; and,

(ii) the Subcontractor establishes to the satisfaction of the Contracting Officer or of a court of competent jurisdiction and with capacity to hear a dispute under this subcontract, that the work the subject of such Change Order was, in the circumstances, impossible to perform, or so impractical, as to be impossible of performance, by force of this provision, the Subcontractor shall be deemed not to have breached any of its obligations stipulated under this Agreement as a consequence of the Subcontractor’s non-compliance with such Change Order. Further, any rights of termination or other remedies enforced or purportedly enforced (whether under this contract or otherwise) by GIS in reliance upon the Subcontractor’s non-compliance, shall be deemed void ab initio and the Subcontractor shall be entitled to claim all direct costs, penalties and damages sustained as a consequence of the enforcement or purported enforcement of such remedies by GIS.

(d) Without in any way derogating from the rights and obligations vested in the Subcontractor in subparagraph (c) above, in the event that the Subcontractor receives a unilateral Change Order from GIS (whether such Change Order originated with the Contracting Officer or client representative operating under the law of agency and possessing the legal capacity to contractually commit and bind the U.S. Government) and it appears to the Subcontractor that the change specified therein is incapable of performance or so impractical as to be incapable of performance, the Subcontractor shall notify GIS in writing of such fact and shall identify the particulars of the proposed change which give rise to the incapacity of performance or potential incapacity of performance. Upon receipt of such notice issued by the Subcontractor under this paragraph (d), GIS shall, if it sees fit, provide the Client with notification of the receipt of such notice and the specific matters raised therein and shall diligently work to revise the change order.

(e) For the avoidance of doubt, all Change Orders not fulfilling the requirements set out in subparagraph (c) above, shall be by mutual agreement only.

(f) Disputes Under a Government Contract. Regarding any claims, controversies or disputes concerning matters which are subject to the Contract Disputes Act applicable to the prime contract, the parties’ rights shall be determined in accordance with that Act. In the event that the Subcontractor is affected by a decision of the U.S. Government customer under the GIS prime contract, and GIS does not elect to prosecute or otherwise advocate the Subcontractor’s claim in accordance with the Subcontractor’s direction, the Subcontractor shall have a right of indirect claim and appeal to include the reasonable cooperation of GIS in filing and sponsoring a claim against the U.S. Government, which right may be exercised within fifteen (15) business days of GIS notice to the Subcontractor that GIS shall not proceed with a claim. Any election by the Subcontractor to pursue a claim shall be at their own sole expense, and the Subcontractor shall be responsible for all activities associated with prosecution of their appeal. During the appeal process the Subcontractor will keep GIS informed of all actions.

(g) The Subcontractor shall immediately notify GIS in writing of the reasons, estimated time difference and alternative measures if at any time it appears to Subcontractor that:

(1)	Subcontractor may, for any reason, deliver material and/or perform services earlier than specified by GIS;

(2) Subcontractor may not, for any reason, deliver material and/or perform services as specified by GIS or any time extension mutually agreed upon in writing by Subcontractor and GIS; or

(3) Subcontractor may, for any reason, partially deliver material and/or perform services as specified by GIS within any time extension mutually agreed upon in writing by Subcontractor and GIS.

The Subcontractor agrees to indemnify GIS for any direct damages or penalties incurred by GIS by reason of the Subcontractor’s failure to deliver material and/or perform services herein or in any Task Order, due to the Subcontractor’s willful misconduct and gross negligence.

SECTION F - DELIVERIES OR PERFORMANCE

1. The following subcontract clauses pertinent to this section are hereby incorporated by reference:

CLAUSE NO	TITLE	Date
52.242-15	Stop-Work Order	AUG 1989
52.247-34	F.O.B. Destination	NOV 1991

2. Period of Performance

This subcontract shall extend from date of award through December 12, 2009 unless performance is sooner terminated under the subcontract. However, GIS reserves the right to exercise the option to renew the subcontract for up to two (2) consecutive one (1) year options, as set forth elsewhere in this subcontract. The potential period of performance for this subcontract, including all options, is thirty-six (36) months.

3. Place of Performance

All performance of the subcontract will be designated and coordinated with the GIS Program Manager for the subcontract. Work will be performed at the locations and times identified in each task order.

4. F.O.B. Destination

Hardware, Software, and Documentation shall be shipped F.O.B. destination with delivery service required to the consignee’s receiving dock.

SECTION G - CONTRACT ADMINISTRATION

3 1. All original correspondence pertaining to this Agreement shall be addressed to:

Global Strategies Group (Integrated Security) Inc

1501 Farm Credit Drive

Suite 2400

McLean, VA 22102

Attention: Michael J. Weixel

2. Payments:

2.1 a. Payment under the subcontract shall be on a monthly basis. Invoices shall be submitted to GIS by the 5th business day of each month in the subcontractor’s jurisdiction. Should the Subcontractor not invoice monthly or in a timely fashion, GIS will provide written notification that the subcontractor is in non-compliance of this subcontract. The invoices will be reviewed for accuracy and allowable costs. GIS reserves the right to dispute a sum claimed by the Subcontractor in an invoice (“the Disputed Sum”) and it shall, as soon as practicable, provide written notice to the Subcontractor setting out the reasons why such sum is disputed (“Notice of Dispute”). The parties shall then apply their best endeavors to settle the matters raised in the Notice of Dispute. In the event that the parties are unable to settle matters raised in the Notice of Dispute, the provisions of the Dispute Resolution clause herein, shall apply.

b. The Subcontractor shall maintain separate accounting of costs for its work performed in support of each Task Order line item and in accordance with any additional requirements as may be outlined in each Task Order. In no case will the billing for a line item exceed the amount for that line item.

c. An authorized representative of the Subcontractor shall certify each invoice as to its accuracy. Each invoice shall specify the subcontract and Task Order number, the period of performance being billed, the amount due by line item, GIS Prime Contract Number, and the current and cumulative amount being billed.

d. Each invoice shall include the following information in support of costs:

1. Subcontract Number and Line Item Number if applicable.

2. Delivery Order Number if this is an IDIQ Subcontract.

3. Description of supplies delivered/services performed during the period invoiced or description of deliverable delivered if this is a fixed price type Subcontract/Order.

4. Period of Performance in which costs invoiced were incurred or, if this is a fixed price type Subcontract or Order, the date the deliverable was due and the date the deliverable was delivered.

5. Cumulative value of all billings to date.

a. Final Invoices shall be clearly identified as “FINAL”.

e. Notwithstanding any other provision, the Subcontractor shall maintain sufficient accounting records for verification of costs incurred in the performance of this subcontract. It is further understood and agreed that these accounting records shall be available for GIS review during the performance of the subcontract and until three years after final payment of subcontract task orders.

f. Invoices must list labor or equipment categories and associated hours, months or lots expended by CLIN labor or equipment category by current period, and cumulatively.

g. The Subcontractor must submit the final invoice within sixty (60) days of completion of the Task Order.

2.2 Payments to the Subcontractor shall be made upon receipt of properly completed invoices for items under this subcontract provided by the Subcontractor. Payment terms are net thirty (30) days after receipt of an invoice from the Subcontractor.

2.3. The Subcontractor shall forward monthly original invoices for the services provided during the previous month to the individual identified below.

Global Strategies Group (Integrated Security) Inc

1501 Farm Credit Drive

Suite 2400

McLean, VA 22102

Attention: Yvonne Kicklighter

2.4.1 Final payment under this Agreement shall be predicated upon receipt and acceptance by GIS of all services and/or supplies called for hereunder; final accounting for and disposition of Government property; the assignment to GIS of any refunds, rebates or credits; and the release discharging GIS from liabilities associated with this subcontract.

2.4.2 On conclusion of the provision of the services under this subcontract and following the issue of a Final Invoice by the Subcontractor, GIS hereby undertakes and agrees to provide the Subcontractor with a full release of any and all liabilities in any way connected with this subcontract and all services provided hereunder.

3. TECHNICAL REPRESENTATIVE (TR)

a. GIS may appoint one or more GIS personnel (GIS/Project/Task Managers) as technical representatives for technical purposes applicable to this Agreement. “Technical” is restricted to scientific, engineering, or field-of-discipline matters directly applicable to the work performed by the Subcontractor under the requirements of this Agreement.

b. The technical representatives are authorized to act within the limitations specified in paragraph (c) herein and written restrictions specifically imposed under the terms of this Agreement and by Subcontractor. This authority shall extend to cover the following: inspection, acceptance, or rejection of work.

c. This designation does not include authority to direct changes in scope, price, terms or conditions of the subcontract or task order(s). The authority herein also does not include authority to execute modifications to the subcontract or task order(s), or to bind GIS by agreement in terms of a proposed change.

5. TASK ORDERS

A. Subcontractor’s services under this Subcontract shall be authorized via Task Orders issued by GIS in accordance with Article 6 entitled ORDERING PROCEDURES.

B. As used herein, Task Orders are written instructions to Subcontractor which provide specific work details, schedules, funding ceilings, suggested possible lines of inquiry, or otherwise detail the general scope of work set forth in this Subcontract and all Attachments incorporated herein, and shall not constitute a change of such a nature as to change the terms and conditions of this Subcontract. The work the subject of any Task Orders shall be within the scope of the work prescribed in Attachment A hereto.

C. Each Task Order shall constitute a commitment under this subcontract subject to the terms and conditions set forth herein and to the funding, the provisions, and the limitations contained in the Task Order. It shall be the responsibility of the Subcontractor to perform each Task Order strictly in accordance with the terms thereof.

D. No Task Order is valid unless executed by the authorized representatives of both parties.

E. When, in the opinion of the Subcontractor, a Task Order calls for effort outside the existing scope of the Subcontract, Subcontractor shall so notify the GIS Contracts Administrator in writing within five (5) working days, and no action shall be taken by the Subcontractor under such Task Order until directed to do so by a written order signed by the GIS Contracts Administrator.

F. The Subcontractor agrees that it shall not be entitled to any equitable adjustment in the cost or delivery schedule for any effort it undertakes pursuant to any direction, advice, clarification, or instruction given by any person other than GIS’s authorized contractual representative, or as otherwise permitted herein.

G. A Task Order may be terminated by GIS with written notice to Subcontractor upon the occurrence of any of the following:

1. Termination of this Subcontract; or

2. Termination by the Government of the Technical Task Order upon which Subcontractor’s Task Order is based; or

3. Failure of Subcontractor to perform a Task Order in accordance with its terms or the terms of this Subcontract and such failure is not cured within ten (10) days after receiving a written notice from GIS specifying such failure. Upon termination, Subcontractor shall deliver to the GIS Program Manager all documents, specifications, plans and materials produced by or provided to the Subcontractor under the Task Order. Upon termination, the Subcontractor shall be entitled to be reimbursed all costs consistent with the terms of FAR Part 49.4. However, in accordance with FAR Part 49.4, as a result of a termination for default, GIS is not liable for GAE’s costs or anticipated profit on undelivered work and may be entitled to the repayment of advance and progress payments, if any, applicable to that work.

H. Any Task Order where performance crosses options periods shall not be deemed an exercise of the option.

I. All Task Orders executed by the Parties hereto shall be incorporated into this Subcontract by reference.

6. ORDERING PROCEDURES

A. Upon receipt of authorization from the Government to begin work under the Prime Contract so as to involve the Subcontractor, GIS shall issue the Subcontractor with a Request for Proposal. The following describes the procedures to be employed for the requesting of proposals and the issuing of Task Orders under this Subcontract:

1.A. Level of Effort (LOE) Task Orders. GIS shall submit a formal written Request for Proposal to the Subcontractor’s point of contact and a written Request for Proposal to the Subcontractor’s Contractual Representative which will include as a minimum:

a. A general description of the effort required (Statement of Work) and the quantities and types of personnel required

b. Required deliverable items which shall include but not be limited to SDRLs, and their frequency scheduled due dates.

c. Inspection and acceptance details.

d. Period and place of performance specific to the task.

e. Security requirements if applicable.

f. Any other relevant information deemed necessary.

2. The Subcontractor shall provide GIS with a response to the Request for Proposal with respect to the matters referred to in Article 6.A.1.A above (“Task Order Proposal”), including as to whether the Subcontractor is able to perform the work the subject of the Request for Proposal within the stipulated time. The date for submission of the “Task Order Proposal” will be subject to mutual agreement between the Parties. The Task Order Proposal shall reflect the labor rates attached hereto in Attachment 2 and the Subcontractor’s pricing estimate in order to perform the requirements. Task Order Proposals shall also include the following:

a. Estimate of the required number of hours and labor category/categories applicable and reflected in Schedule B-3.

b. Identification of Task Order specific key personnel, if any.

c. Proposed completion and/or delivery date(s).

3. Within 3 business days of receipt of the Task Order Proposal from the Subcontractor, GIS shall indicate whether it accepts the terms and conditions contained in the Task Order Proposal. In the event that GIS consents to the proposed terms, the parties shall proceed to execute the Task Order Proposal forthwith (“Task Order”). In the event that GIS does not consent to the proposed terms, the Parties agree to negotiate the terms of the Task Order in good faith as expeditiously as possible.

7. CONSTRUCTIVE CHANGE ORDERS

No order, statement, or conduct of GIS personnel shall constitute a change under the “Changes” clause of this Agreement or entitle the Subcontractor to an equitable adjustment of this Agreement price or delivery schedule under the “Changes” clause or any other clause of this Agreement, unless such change is issued in writing and signed by an authorized representative from GIS’s Contracts Department.

8. DISPUTES

Notwithstanding any other provisions of this Agreement, if a Notice of Dispute has been issued under this Subcontract, which cannot be resolved by agreement of the parties, the following procedure shall be followed:

a. If the dispute is one which falls within the “Disputes” clause of GIS’s prime contract with the United States Government, GIS will request promptly a final decision of the Contracting Officer for such prime contract, which decision, if, and to the extent, it is finally binding upon GIS under such prime contract, shall in turn be binding upon GIS and the Subcontractor under this Agreement; provided, however, that (1) GIS shall provide the Subcontractor with a copy of such decision within twenty (20) days from the date of its receipt by GIS, and (2) if the Subcontractor disagrees with such decision, and if GIS elects not to appeal such decision on its own behalf, the Subcontractor shall have the right to take a timely appeal of such decision in GIS’s name either to the appropriate Board of Contract Appeals or to the United States Claims Court. GIS will lend reasonable assistance in connection with such appeal by the Subcontractor, at the Subcontractor’s request, and the Subcontractor shall control the prosecution of such appeal and shall bear all costs thereof. The Subcontractor shall keep GIS informed of the progress of any such appeal by forwarding to GIS copies of all pertinent documents.

b. If GIS elects to appeal a decision made by the Contracting Officer under such prime contract, which decision is related to this Agreement, the Subcontractor shall, upon GIS’s request, provide such information as is reasonably required in support of GIS’s appeal.

c. For all appeals, whether taken by GIS or by the Subcontractor in GIS’s name, in which the Subcontractor seeks to recover for itself fifty thousand dollars ($50,000.00) or more, the Subcontractor will certify that (i) the claim is made in good faith, (ii) the supporting data is accurate and complete to the best of the Subcontractor’s knowledge and belief, and (iii) the amount requested accurately reflects the price adjustment for which the subcontractor believes GIS or the Government is liable.

d. Pending final adjudication of any such appeal or dispute, the Subcontractor shall proceed diligently with its performance hereunder.

e. Any other dispute that arises under or is related to this Subcontract including a dispute arising out of or related to a payment by GIS to Subcontractor of an invoice, as well as any dispute that the parties agree should not be resolved according to the procedures set forth in subparagraph a. through d. above, shall be resolved according to the following procedure:

•

If within 14 days of a Notice of Dispute being issued by a party, the parties are unable to agree on a resolution of the Dispute the subject of such notice, the respective Chief Executive Officers of the parties shall meet in order to resolve the Dispute;

If the Chief Executive Officers are unable to reach agreement in relation to a dispute within 14 days of their first meeting, the Dispute shall be referred to and finally resolved by arbitration under the Rules of the Arbitration Association of America, which rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place of the arbitration shall be the State of Delaware. The language to be used in the arbitral proceedings shall be English.

SECTION H - SPECIAL PROVISIONS

1. INCORPORATION BY REFERENCE

All specifications, exhibits, drawings or other documents which are referenced in this Agreement, but are not attached hereto, are hereby incorporated by reference.

1. COMPLIANCE WITH LAWS AND REGULATIONS. The Subcontractor shall comply with, and shall ensure that its personnel and its subcontractors and subcontractor personnel at all tiers obey all existing and future U.S. and Host Nation laws, Federal or DoD regulations, and Central Command orders and directives applicable to personnel in Iraq and Afghanistan, including but not limited to USCENTCOM, Multi-National Force and Multi-National Corps fragmentary orders, instructions and directives.

The Subcontractor’s personnel performing in the USCENTCOM Area of Operations are under the jurisdiction of the Uniform Code of Military Justice (UCMJ). Under the UCMJ, U.S. commanders may discipline Subcontractor personnel for criminal offenses. The Subcontractor shall advise the Contractor if they suspect any of their personnel has committed an offense. The Subcontractor shall not permit any of their personnel suspected of a serious offense or violating the Rules for the Use of Force to depart Iraq or Afghanistan without approval via the Contractor from the senior U.S. commander in the country.

(end clause)

2. PROHIBITION AGAINST HUMAN TRAFFICKING, INHUMANE LIVING CONDITIONS, AND WITHHOLDING OF EMPLOYEE PASSPORTS. All Subcontractors (“Subcontractors” herein below includes subcontractors at all tiers) are reminded of the prohibition contained in Title 18, United States Code, Section 1592, against knowingly destroying, concealing, removing, confiscating, or possessing any actual or purported passport or other immigration document, or any other actual or purported government identification document, of another person, to prevent or restrict or to attempt to prevent or restrict, without lawful authority, the person’s liberty to move or travel, in order to maintain the labor or services of that person, when the person is or has been a victim of a severe form of trafficking in persons.

Subcontractors are also required to comply with the following provisions:

1) Subcontractors shall only hold employee passports and other identification documents discussed above for the shortest period of time reasonable for administrative processing purposes.

2) Subcontractors shall provide all personnel with a signed copy of their services contract, in English that defines the terms of their employment/compensation.

3) Subcontractors shall not utilize unlicensed recruiting firms, or firms that charge illegal recruiting fees.

4) Subcontractors shall be required to provide adequate living conditions (sanitation, health, safety, living space) for their personnel. Fifty square feet is the minimum acceptable square footage of personal living space per personnel. Upon contractor’s written request, contracting officers may grant a waiver in writing in cases where the existing square footage is within 20% of the minimum, and the overall conditions are determined by the contracting officer to be acceptable.

A copy of the waiver approval shall be maintained at the respective life support area.

5) Contractors shall incorporate checks of life support areas to ensure compliance with the requirements of this Trafficking in Persons Prohibition into their Quality Control program, which will be reviewed within the Government’s Quality Assurance process.

6) Subcontractors shall comply with international laws regarding transit/exit/entry procedures, and the requirements for work visas. Subcontractors shall follow all Host Country entry and exit requirements.

Subcontractors have an affirmative duty to advise the Contractor if they learn of their personnel violating the human trafficking and inhumane living conditions provisions contained herein.

Subcontractors are advised that contracting officers and/or their representatives will conduct random checks to ensure contractors and subcontractors at all tiers are adhering to the law on human trafficking, humane living conditions and withholding of passports.

The Subcontractor agrees to incorporate the substance of this clause, including this paragraph, in all subcontracts under his contract.

(end clause)

3. ARMED PERSONNEL – INCIDENT REPORTS

For the avoidance of doubt and for the purposes of this subclause 4, the Subcontractor will not have any specific obligations as specified hereunder, save that it shall be responsible to provide all reasonable information and assistance in order to assist GIS to comply with its incident reporting obligations to the Government in cases where Subcontractor personnel are involved.

a. General Information DFARS 225.7402-4 requires the clause at 252.225-7040, Contractor Personnel Authorized to Accompany U.S. Armed Forces Deployed Outside the United States, in solicitations and contracts when contract performance requires that contractor personnel be available to deploy with or otherwise provide support in the theater of operations to U.S. military forces deployed outside the United States in (1) contingency operations; (2) humanitarian or peacekeeping operations; or (3) other military operations or exercises designated by the combatant commander.

b. Government Support DFARS 252.225-7040 and DOD Instruction 3020.41, Contractor Personnel Authorized to Accompany the US Armed Forces requires the contracting officer to address, among other items, Government support and security in the “terms of the contract.” The Statement of Work (SOW) may be used to address these requirements. The SOW’s language should be tailored to meet the needs of the specific acquisition. The requiring activity is responsible to coordinate requests for life support with FOB commanders (w/command and control of the Mayor’s Cell) to determine if the requested support is available. Examples of Life Support that may be required/authorized include, but are not limited to: (1) deployment in-processing centers; (2) training; (3) transportation to operation area; (4) transportation within operation area; (5) physical security; (6) force protection; (7) organizational clothing and individual protective equipment; (8) emergency medical care; (9) Dining facilities; (10) billeting; (11) postal service; (12) phone service; (13) emergency notification of next of kin; (14) laundry;

(15) religious services; and (16) fuel. The Contracting Officer will issue contractor personnel a Letter of Authorization (LOA) which is required in order to process through the deployment processing center. See paragraph 6.2.7.4.2 of DOD-I 3020.41 for information on preparing the LOA.

c. Weapons and Weapons Firing Contractor personnel may be authorized to carry weapons in accordance DFARS 252.225-7040(j) and DOD Instruction 3020.41 paragraphs 6.3.4 and 6.3.5. Deputy Commander USCENTCOM is the approval authority for all security service and personal protection arming requests in Iraq and Afghanistan. Authority to approve or deny requests has been delegated to the MNF-I Commander for Iraq and in Afghanistan to the Commanding General, Combined Joint Task Force – 82, (effective 16 July, 2007) with authority to re-delegate to the flag officer level.

Contractors will also provide first aid and request MEDEVAC                              own injured personnel, and remain available for Coalition response forces based upon the situation. In the event contractor personnel are detained by US or Coalition Forces, prolonged detention due to lack of proper identification can be alleviated by contractor personnel possessing on their person information that includes the Contractors name, the contract number, a POC in the Contractor management, and the phone number of the ROC.

4. FITNESS FOR DUTY AND LIMITS ON MEDICAL / DENTAL CARE IN IRAQ AND AFGHANISTAN

The Subcontractor shall perform the requirements of this contract notwithstanding the fitness for duty of deployed personnel, the provisions for care offered under this section, and redeployment of individuals determined to be unfit. The Subcontractor bears the responsibility for ensuring all personnel are aware of the conditions and medical treatment available at the performance. The Subcontractor shall include this information and requirement in all subcontracts with performance in the theater of operations. The Subcontractor shall not deploy an individual with any of the following conditions unless approved by the appropriate CENTCOM Service Component (i.e., ARCENT, CENTAF, etc.) Surgeon: Conditions which prevent the wear of personal protective equipment, including protective mask, ballistic helmet, body armor, and chemical/biological protective garments; conditions which prohibit required theater immunizations or medications; conditions or current medical treatment or medications that contraindicate or preclude the use of chemical and biological protectives and antidotes; diabetes mellitus, Type I or II, on pharmacological therapy; symptomatic coronary artery disease, or with myocardial infarction within one year prior to deployment, or within six months of coronary artery bypass graft, coronary artery angioplasty, or stenting; morbid obesity (BMI >/= 40); dysrhythmias or arrhythmias, either symptomatic or requiring medical or electrophysiologic control; uncontrolled hypertension, current heart failure, or automatic implantable defibrillator; therapeutic anticoagulation; malignancy, newly diagnosed or under current treatment, or recently diagnose/treated and requiring frequent subspecialist surveillance, examination, and/or laboratory testing; dental or oral conditions requiring or likely to require urgent dental care within six months’ time, active orthodontic care, conditions requiring prosthodontic care, conditions with immediate restorative dentistry needs, conditions with a current requirement for oral-maxillofacial surgery; new onset (< 1 year)) seizure disorder, or seizure within one year prior to deployment; history of heat stroke; Meniere’s Disease or other vertiginous/motion sickness disorder, unless well controlled on medications available in theater; recurrent syncope, ataxias, new diagnosis (< 1 year) of mood disorder, thought disorder, anxiety, somotoform, or dissociative disorder, or personality disorder with mood or thought manifestations; unrepaired hernia; tracheostomy or aphonia; renalithiasis, current; active tuberculosis; pregnancy; unclosed surgical defect, such as external fixeter placement; requirement for medical devices using AC power; HIV antibody positivity; psychotic and bipolar disorders. (Reference: Mod 8 to USCENTCOM Individual Protection and Individual/Unit Deployment Policy, PPG-Tab A: Amplification of the Minimal Standards of Fitness for Deployment to the CENTCOM AOR).

In accordance with military directives (DoDI 3020.41, DoDI 6000.11, CFC FRAGO 09-1038, DoD PGI 225.74), resuscitative care, stabilization, hospitalization at Level III (emergency) military treatment facilities and assistance with patient movement in emergencies where loss of life, limb or eyesight could occur will be provided. Hospitalization will be limited to emergency stabilization and short-term medical treatment with an emphasis on return to duty or placement in the patient movement system. Subject to availability at the time of need, a medical treatment facility may provide reimbursable treatment for emergency medical or dental care such as broken bones, lacerations, broken teeth or lost fillings. Routine and primary medical care is not authorized. Pharmaceutical services are not authorized for routine or known, routine prescription drug needs of the individual. Routine dental care, examinations and cleanings are not authorized.

Notwithstanding any other provision of contract, the Subcontractor shall be liable for any and all medically-related services or transportation rendered. In accordance with OUSD(C) Memorandum dated January 4, 2007, the following reimbursement rates will be charged for services at all DoD deployed medical facilities. These rates are in effect until changed by DoD direction.

Inpatient daily rate: $1,918.00. Date of discharge is not billed unless the patient is admitted to the hospital and discharged the same day.

Outpatient visit rate: $184.00. This includes diagnostic imaging, laboratory/pathology, and pharmacy provided at the medical facility.

(end clause)

5. QUARTERLY CONTRACTOR CENSUS REPORTING.

For the avoidance of doubt and for the purposes of this subclause 6, the Subcontractor will not have any specific obligations as specified hereunder, save that it shall provide all reasonable information and assistance related to census reporting for its personnel in order to assist GIS to comply with its quarterly contractor census reporting obligations to the Government.

The prime contractor will report upon contract award and then quarterly thereafter, not later than January, 1 April, 1 July and 1 October, to JCCI.J2J5J7@pco-iraq.net for Iraq and to BGRMPARC-A@swa.army.mil for Afghanistan the following information for the prime contract and all subcontracts under this contract:

(1) The total number of contract personnel performing on the contract who receive any support benefits, including but not limited to billeting, food, use of exchanges, laundry by host nation, US Nationals, and Third Country Nationals;

(2) The total number of prime contract personnel performing on the contract by host nation, US Nationals, and Third Country National;

(3) The total number of subcontractor personnel performing on the contract by subcontractor, host nation, US Nationals, and Third Country National;

(4)	The company names and contact information of its subcontractors at all tiers; and

(5) The name of all company POCs who are responsible for entering and updating personnel data in the Synchronized Predeployment & Operational Tracker (SPOT) IAW DFAR 252.225-7040 DOD class deviation 2007-O0004 or DFAR DOD class deviation 2007-O0010.

(end clause)

6. ARMING REQUIREMENTS AND PROCEDURES FOR PRIVATE SECURITY COMPANY (PSC) CONTRACTS, PERSONAL SECURITY DETACHMENT (PSD) CONTRACTS, AND FOR REQUESTS FOR PERSONAL PROTECTION IN IRAQ AND AFGHANISTAN

a. General. Subcontractor and its subcontractors at all tiers that require arming under this contract agree to obey all existing and future laws, regulations, orders, and directives applicable to the use of private security personnel in Iraq and Afghanistan, including US CENTCOM, Multi-National Force Commander and Multi-National Corps Commander orders, instructions and directives. Subcontractors will ensure that all personnel, including personnel at any tier of subcontracting relationships, armed under the provisions of this contract, comply with the contents of this clause and with the requirements set forth in the following:

(1) DODI 3020.41, Contractor Personnel Authorized to Accompany the US Armed Forces;

(2) DFARS 252.225-7040, Contractor Personnel Supporting a Force Deployed Outside the United States;

(3) CPA Order #17, Registration Requirements for Private Security Companies, dated 24 Jun 04;

(4) US CENTCOM Policy Letter, Personal Protection and Contract Security Service Arming, dated 23 Dec 05

b. Required Government Documentation The unit requesting the contractor security shall provide a description of the following to the contracting officer:

(1) The specific location where the PSC will operate;

(2) The persons and/or property that require protection;

(3) The anticipated threat;

(4) The required weapon types; and

(5) The reason current security/police forces are inadequate.

c. Required Contractor Documentation. Contractors and their subcontractors at all tiers that require arming approval shall provide the following to the contracting officer representative (COR):

(1) Documentation that each personnel who will be armed under the contract received the following training—

(A) Weapons Qualification/Familiarization. All personnel must meet the qualification requirements established by any DoD or other U.S. government agency

(B) Law of Armed Conflict (LOAC);

(C) Rules for the Use of Force (RUF), as defined in the US CENTCOM Policy, dated 23 December 2005; and

(D) Distinction between the above-prescribed RUF and the Rules of Engagement (ROE), which are applicable only to military forces.

(2) Completed DD Form 2760 (or equivalent documentation) for each armed personnel, indicating that the personnel is not otherwise prohibited under U.S. law from possessing the required weapon or ammunition.

(3) One (1) copy of a business license from the Afghanistan Ministry of Trade;

(4) One (1) copy of an operating license (or a temporary operating license) from the Ministry of Interior;

(5) A communications plan that, at a minimum, sets forth the following:

(A) The contractor’s method of notifying military forces and requesting assistance where hostilities arise or combat action is needed;

(B) How relevant threat information will be shared between contractor security personnel and U.S. military forces; and

(C) How the contractor will coordinate transportation with appropriate military authorities.

(6) An acceptable plan for accomplishing background checks on all contractor and subcontractor personnel who will be armed under the contract. The contractor shall, at a minimum, perform the following (which will be specifically addressed in its plan and which will be documented and furnished to the Global Program Manager upon completion):

(A) Use one or more of the following sources when conducting the background checks: Interpol, FBI, Country of Origin Criminal Records, Country of Origin US Embassy Information Request, CIA records, and/or any other records available;

(B) Verify with MNC-I Provost Marshal that no personnel has been barred by any commander within Afghanistan; and

(C) Certify, after completing all checks, that all persons armed under this contract are not prohibited under U.S. law from possessing a weapon or ammunition.

d. Required Contractor Acknowledgements. Contractors and their subcontractors at all tiers that require arming approval will provide written acknowledgement of the following to the Global Program Manager:

(1) Penalties for Non-Compliance. Failure of contractor or subcontractor personnel(s) to comply with the laws, regulations, orders, and rules (including those specified herein) governing the use of force may result in the revocation of weapons authorization for such personnel(s). Where appropriate, such failure may also result in the total revocation of weapons authorization for the contractor (or subcontractor) and sanctions under the contract, including termination.

(2) Criminal and Civil Liability. Arming of contractor or subcontractor personnel under this contract may subject the contractor, its subcontractors, and persons employed by the same, to U.S. and Host Nation prosecution and civil liability. “Host Nation” refers to the nation or nations where services under this contract are performed.

(3) Lapses in Training. Failure to successfully retrain personnel who is armed under this contract within twelve (12) months of the last training date will constitute a lapse in the personnel’s authorization to possess and carry the weapon. All unauthorized personnel will immediately surrender their weapon to the contractor and will remain unarmed until such time as they are retrained and the Global PM determines that the retraining is sufficient.

e. Authorized Weapon & Ammunition Types. Unless DCDRUSCENTCOM (or a designee) provides otherwise, all arming requests and authorizations for contractor or subcontractor personnel under this contract shall be limited to U.S. Government-approved weapons and ammunition. This restriction applies to all weapons in the possession of contractor personnel, even if such weapons are required for personal protection. The following weapons and ammunition are currently authorized by the U.S. Government for use in Iraq and Afghanistan:

(1) The M9, M4, M16, or equivalent (e.g., 45 CAL, AK-47).

(2) The M9 or equivalent sidearm will be the standard personal protection weapon unless other weapons are specifically requested and approved.

(3) US government Ball ammunition is the standard approved ammunition.

f. Requirements for Individual Weapons Possession. All personnel of the contractor and its subcontractors at all tiers who are armed under this contract must:

(1) Possess only those U.S. Government-approved weapons and ammunition for which they are qualified under the training requirements of section (c);

(2) Carry weapons only when on duty or at a specific post;

(3) Not conceal any weapons, unless specifically authorized;

(4) Carry proof of authorization to be armed. Personnel not possessing such proof will be deemed unauthorized and must surrender their weapon to their employer; and

(5) Not consume any alcoholic beverage while armed or within eight (8) hours of the next work period where they will be armed.

g. Weapons/Equipment Restrictions and Responsibilities. Unless otherwise provided, the U.S. Government will not provide any weapons or ammunition to contractors, their subcontractors, or any personnel of the same. The Subcontractor will provide all weapons and ammunition to those personnel that will be armed under the contract. The contractor and its subcontractors at all tiers will also provide interceptor body armor (or other body armor providing equivalent protection), or a higher level if desired, ballistic helmets, and the Nuclear, Biological, and Chemical (NBC) protective masks to those personnel that require such equipment in the performance of their duties.

h. Rules for the Use of Force (RUF). In addition to the RUF and ROE training referenced in paragraph (c), the contractor and its subcontractors at all tiers will monitor and report all activities of its armed personnel that may violate the RUF. Prompt reporting demonstrates a desire by the contractor and its subcontractors to minimize the impact of any violations and, therefore, will be given favorable consideration. Violations of the RUF include, though are not limited to:

(1) Taking a direct part in hostilities or combat actions, other than to exercise self-defense;

(2) Failing to cooperate with coalition and Host Nation forces;

(3) Using deadly force, other than in self-defense where there is a reasonable belief of imminent risk of death or serious bodily harm;

(4) Failing to use a graduated force approach;

(5) Failing to treat the local civilians with humanity or respect; and

(6) Detaining local civilians, other than in self-defense or as reflected in the contract terms.

i. Retention and Review of Records. The Contractor and all subcontractors at all tiers shall maintain records on weapons training, LOAC, RUF and the screening of personnel for at least six (6) months following the expiration (or termination) of the contract. The Contractor and its subcontractors at all tiers shall make these records available to the Contracting Officer or designated representative, at no additional cost to the government, within 72 hours of a request.

j. Contractor Vehicles. Vehicles used by contractor and subcontractor personnel in the course of their security duties shall not be painted or marked to resemble US/Coalition or host nation military and police force vehicles.

k. Quarterly Reporting.

The Subcontractor’s assistance with respect to this subclause (k) will include at a minimum:

1. The total number of armed civilians and contractors;

2. The names and contact information of its subcontractors at all tiers;

3. A general assessment of the threat conditions, adequacy of force numbers, and any problems that might require a change to force levels

The prime contractor will report quarterly (i.e. NLT 1 January, 1 April, 1 July and 1 October for each quarter of the calendar year) to the Contracting Officer responsible for this contract, and any other organization designated by the Contracting Officer, the following information under this contract:

(1) The total number of armed civilians and contractors;

(2) The names and contact information of its subcontractors at all tiers; and

(3) A general assessment of the threat conditions, adequacy of force numbers, and any problems that might require a change to force levels. Note: this information is in addition to the information the contractor promises to immediately provide under the communications plan referenced at paragraph (c)(5).

(end clause)

H.8. DBA INSURANCE

52.000-4106 WORKERS COMPENSATION INSURANCE (DEFENSE BASE ACT) - SERVICES (APR 2007)

(a) This clause supplements FAR Clause 52.228-3

(b) The contractor agrees to procure Defense Base Act (DBA) insurance pursuant to the terms of the contract between the U.S. Army Corps of Engineers (USACE) and CAN/Continental Insurance Company unless the contractor has a DBA self-insurance program approved by the Department of Labor in respect of its Personnel. The contractor shall submit a copy of the Department of Labor’s approval to the contracting officer upon contract award. The current rate under the USACE contract is $4.00 per $100 of compensation for services. (c) The contractor agrees to insert a clause substantially the same as the one in all subcontracts to which DBA is applicable. Subcontractors shall be required to insert a similar clause in any of their subcontracts subject to the DBA.

(c) Should the rates for DBA insurance coverage increase or decrease during the performance of this contract, USACE shall modify the contract accordingly. However, the revised rates will not be applicable until the Contractor’s or Subcontractor’s DBA Insurance policy is due to be renewed.

(d) Premiums will be reimbursed only if coverage is purchased through the USACE DBA Pilot Program administered by CNA Insurance and their Managing Broker, Rutherfoord International.

(end clause)

52.000-4106 DEFENSE BASE ACT INSURANCE RATES – LIMITATION – FIXED-PRICE (APR 2007)

(a) The U.S. Army Corps of Engineers (USACE) has entered into a contract with CAN/Continental Insurance Company to provide all Defense Base Act (DBA) insurance to USACE contractors at a contracted rate. The rates for this insurance are as follows:

Services @ $4.00 per $100 of compensation (Check with Rutherfoord for the latest rates)

(b) Bidders/Offerors should compute the total compensation (direct salary plus differential, but excluding per diem, housing allowance and other miscellaneous post allowances) to be paid to personnel who will be covered by DBA insurance and the cost of DBA totals in the spaces provided for the base period and whatever extension there may be thereafter, if applicable.

(1) Compensation of Covered Personnel:

(2) Defense Base Act Insurance Costs:

(3) Total Cost:

(c) Bidders/Offerors shall include a statement as to whether or not local nationals or third country nationals will be employed on the resultant contract.

(d) CNA Insurance is utilizing Rutherfoord International as their managing Broker. The primary POC is the USACE DBA Program Administrator is Ramoan Jones, (703) 813-6571 ramoan.jones@rutherfoord.com. The alternate POC is Sara Payne, Senior Vice President, (703) 813-6503 sara.payne@rutherfoord.com.

•	CNA Insurance – Contractor – Insurance Carrier

– Roger Ellickson (312) 822-43 95 Roger.ellickson@cna.com

The Continental Insurance Co.

Roger Ellickson

DBA CNA Insurance

333 S. Wabash Avenue

Chicago, IL 60685-1809

•	Rutherfoord International – Insurance Broker

– James Walczak (703) 813-6544 jim.walczak@rutherfoord.com

Rutherfoord International

James Walczak

5500 Cherokee Avenue, Suite 300

Alexandria, VA 22312

(end clause)

For the purposes of all insurance provisions in this Agreement, a reference to “Personnel” shall mean employee or other contractor or subcontractor who provides services under this agreement. For the avoidance of doubt, “Personnel” shall mean employee as prescribed by the Defense Base Act.

H.9. AUTHORITY. The contractor shall not in any way represent that he is a part of the United States Government or that he has the authority to contract or procure supplies on the credit of the United States of America.

H.10. CONDUCT OF PERSONNEL. This contract is a “Non-personal Services Contract” as defined in FAR Part 37.101. It is, therefore, understood and agreed that the Subcontractor and/or the Subcontractor personnel:

a. Shall perform the services specified herein as independent contractors, not as personnel of the Government.

b. Shall be responsible for their own management and administration of the work required and bear sole responsibility for complying with all technical, schedule or financial requirements or constraints attendant to the performance of the contract.

c. Shall be free from supervision or control by any Government employee with respect to the manner or method of performance of the services specified; but

d. Shall, pursuant to the Government’s right and obligation to inspect, accept or reject the work, comply with such general direction of the Contractor as is necessary to ensure accomplishment of the contract objectives.

e. Shall conduct themselves in a professional manner, keeping in mind this is a “customer service” oriented contract.

(end clause)

H.11. KEY PERSONNEL REQUIREMENTS

a. Certain skilled experienced professional and/or technical personnel are essential for successful contractor accomplishment of the each task order. These are defined as “Key Personnel” by GIS and are those persons whose resumes shall be submitted for evaluation of the proposal. In addition to any position(s), which the Government may designate as “Key” in the PWS, the contractor shall propose which positions to designate as “Key”. There is no intent on the part of the Government to require large numbers of key personnel. The Government is looking for the most cost efficient and effective number of key personnel only. The Subcontractor shall provide supporting rationale for why the positions chosen to be “key” were chosen for those key positions proposed by the Subcontractor.

b. The Subcontractor agrees that such personnel shall not be removed from the contract work or replaced without compliance with paragraphs (c) and (d) hereof.

c. If key personnel become, or are expected to become, unavailable for work under this contract for a continuous period exceeding 30 calendar days, or are expected to devote substantially less effort to the work than indicated in the proposal, the Subcontractor shall immediately notify the Contractor, in writing. The Subcontractor shall, subject to the concurrence of the Contractor, promptly replace such personnel with personnel of at least substantially equal ability and qualifications.

d. All requests for approval of substitutions hereunder must be in writing and provide a detailed explanation of the circumstances necessitating the proposed substitutions. Requests must contain a complete resume for the proposed substitute, and any other information requested by the Contractor or needed by him/her to approve or disapprove the proposed substitution. The Contractor will evaluate such requests and notify the subcontractor of his approval or disapproval thereof in writing.

e. If the replacement of key personnel no longer available for the effort does not occur in a timely manner such that the resultant reduction of productive effort is so substantial as to impair the successful completion of the prime contract, the prime contract may be terminated by the Contracting Officer. This may be cause for default or for the convenience of the Government, as appropriate.

(end clause)

H.12. OTHER INDEPENDENT CONTRACTS. The Government may award or has awarded other contracts independent of this contract. Initial coordination required between contractors performing other contracts and this contract will be made by the Government. The Contractor shall fully support and cooperate with the other contractors and with Government personnel. The Contractor shall refer unresolved disputes with other contractors to the Contracting Officer within 1 workday from the time the dispute occurs.

(end clause)

H.13. CONTRACTOR MANPOWER REPORTING.

For the avoidance of doubt and for the purposes of this subclause H.13, the Subcontractor shall to provide all information and assistance in reporting its personnel as required herein in order to assist GIS to comply with its contractor manpower reporting obligations to the Government.

The Office of the Assistant Secretary of the Army (Manpower & Reserve Affairs) operates and maintains a secure Army data collection site where the contractor will report ALL contractor manpower (including subcontractor manpower) required for performance of this contract. The contractor is required to completely fill in all the information in the format using the following web address:

https://contractormanpower.army.pentagon.mil

The required information includes: (1) Contracting Office, Contracting Officer, Contracting Officer’s Technical Representative; (2) Contract number, including task and delivery order number; (3) Beginning and ending dates covered by reporting period; (4) Contractor name, address, phone number, e-mail address, identity of contractor personnel entering data; (5) Estimated direct labor hours (including subcontractors); (6) Estimated direct labor dollars paid this reporting period (including subcontractors); (7) Total payments (including subcontractors); (8) Predominant Federal Service Code (FSC) reflecting services provided by contractor (and separate predominant FSC for each subcontractor if different); (9) Estimated data collection cost; (10) Organizational title associated with the Unit Identification Code (UIC) for the Army Requiring Activity (the Army Requiring Activity is responsible for providing the contractor with its UIC for the purposes of reporting this information; (11) Locations where contractor and subcontractors perform the work (specified by zip code in the United States and nearest city, country, when in an overseas location, using standardized nomenclature provided on website); (12) Presence of deployment or contingency contract language; and (13) Number of contractor and subcontractor personnel deployed in theater this reporting period (by country).

As part of its submission, the contractor will also provide the estimated total cost (if any) incurred to comply with this reporting requirement.

Reporting period will be the period of performance not to exceed 12 months ending September 30 of each government fiscal year and must be reported by 31 October of each calendar year. Contractors may use a direct XML data transfer to the database server or fill in the fields on the website. The XML direct transfer is a format for transferring files from a contractor’s systems to the secure website without the need for separate data entries for each required data element at the website. The specific formats for the XML direct transfer may be downloaded from the website.

(end clause)

SECTION I - CONTRACT CLAUSES

CLAUSES INCORPORATED BY REFERENCE

52.202-1	Definitions	JUL 2004

52.203-3	Gratuities	APR 1984

52.203-5	Covenant Against Contingent Fees	APR 1984

52.203-6	Restrictions On Subcontractor Sales To The Government	SEP 2006

52.203-7	Anti-Kickback Procedures	JUL 1995

52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity	JAN 1997

52.203-10	Price Or Fee Adjustment For Illegal Or Improper Activity	JAN 1997

52.203-12	Limitation On Payments To Influence Certain Federal Transactions	SEP 2007

52.204-2	Security Requirements	AUG 1996

52.204-4	Printed or Copied Double-Sided on Recycled Paper	AUG 2000

52.204-9	Personal Identity Verification of Contractor Personnel	SEP 2007

52.209-6	Protecting the Government’s Interest When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment	SEP 2006

52.215-2	Audit and Records—Negotiation	JUN 1999

52.215-8	Order of Precedence—Uniform Contract Format	OCT 1997

52.215-11	Price Reduction for Defective Cost or Pricing Data—Modifications	OCT 1997

52.215-13	Subcontractor Cost or Pricing Data—Modifications	OCT 1997

52.215-15	Pension Adjustments and Asset Reversions	OCT 2004

52.216-18	Ordering	OCT 1995

52.216-19	Order Limitations	OCT 1995

52.216-22	Indefinite Quantity	OCT 1995

52.217-5	Evaluation Of Options	JUL 1990

52.222-21	Prohibition Of Segregated Facilities	FEB 1999

52.222-26	Equal Opportunity	MAR 2007

52.222-29	Notification Of Visa Denial	JUN 2003

52.222-35	Equal Opportunity For Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans	SEP 2006

52.222-36	Affirmative Action For Workers With Disabilities	JUN 1998

52.222-37	Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans	SEP 2006

52.222-50	Combating Trafficking in Persons	AUG 2007

52.225-13	Restrictions on Certain Foreign Purchases	FEB 2006

52.225-14	Inconsistency Between English Version And Translation Of Contract	FEB 2000

52.228-3	Worker’s Compensation Insurance (Defense Base Act)	APR 1984

52.229-6	Taxes—Foreign Fixed-Price Contracts	JUN 2003

52.232-1	Payments	APR 1984

52.232-17	Interest	JUN 1996

52.232-25	Prompt Payment	OCT 2003

52.233-4	Applicable Law for Breach of Contract Claim	OCT 2004

52.237-3	Continuity Of Services	JAN 1991

52.242-13	Bankruptcy	JUL 1995

52.243-1	Alt I Changes—Fixed Price (Aug 1987)—Alternate I	APR 1984

52.244-5	Competition In Subcontracting	DEC 1996

52.244-6	Subcontracts for Commercial Items	MAR 2007

52.245-2	Government Property Installation Operation Services	JUN 2007 27

52.246-20	Warranty Of Services	MAY 2001

52.246-25	Limitation Of Liability—Services	FEB 1997

52.249-2	Termination For Convenience Of The Government (Fixed-Price)	MAY 2004

52.249-8	Default (Fixed-Price Supply & Service)	APR 1984

52.253-1	Computer Generated Forms	JAN 1991

252.203-7001	Prohibition On Persons Convicted of Fraud or Other Defense-Contract-Related Felonies	DEC 2004

252.204-7000	Disclosure Of Information	DEC 1991

252.204-7001	Commercial And Government Entity (CAGE) Code Reporting	AUG 1999

252.204-7002	Payment For Subline Items Not Separately Priced	DEC 1991

252.204-7003	Control Of Government Personnel Work Product	APR 1992

252.205-7000	Provision Of Information To Cooperative Agreement Holders	DEC 1991

252.209-7004	Subcontracting With Firms That Are Owned or Controlled By The Government of a Terrorist Country	DEC 2006

252.215-7000	Pricing Adjustments	DEC 1991

252.222-7002	Compliance With Local Labor Laws (Overseas)	JUN 1997

252.222-7006	Combating Trafficking in Persons	OCT 2006

252.223-7004	Drug Free Work Force	SEP 1988

252.225-7005	Identification Of Expenditures In The United States	JUN 2005

252.225-7007	Prohibition on Acquisition of United States Munitions List Items from Communist Chinese Military Companies	SEP 2006

252.225-7040	Contractor Personnel Authorized to Accompany U.S. Armed Forces Deployed Outside the United States	JUN 2006

252.225-7041	Correspondence in English	JUN 1997

252.225-7043	Antiterrorism/Force Protection Policy for Defense Contractors Outside the United States	MAR 2006

252.227-7013	Rights in Technical Data—Noncommercial Items	NOV 1995

252.229-7000	Invoices Exclusive of Taxes or Duties	JUN 1997

252.229-7001	Tax Relief	JUN 1997

252.231-7000	Supplemental Cost Principles	DEC 1991

252.232-7003

252.232-7008	Assignment of Claims (Overseas)	JUN 1997

252.232-7010	Levies on Contract Payments	DEC 2006

252.233-7001	Choice of Law (Overseas)	JUN 1997

252.243-7001	Pricing Of Contract Modifications	DEC 1991

252.243-7002	Requests for Equitable Adjustment	MAR 1998

252.244-7000	Subcontracts for Commercial Items and Commercial Components (DoD Contracts)	JAN 2007

252.247-7023	Transportation of Supplies by Sea	MAY 2002

252.247-7024	Notification Of Transportation Of Supplies By Sea	MAR 2000

CLAUSES INCORPORATED BY FULL TEXT

52.222-39	NOTIFICATION OF EMPLOYEE RIGHTS CONCERNING PAYMENT OF UNION DUES OR FEES (DEC 2004)

(a) Definition. As used in this clause—

United States means the 50 States, the District of Columbia, Puerto Rico, the Northern Mariana Islands, American Samoa, Guam, the U.S. Virgin Islands, and Wake Island.

(b) Except as provided in paragraph (e) of this clause, during the term of this contract, the Contractor shall post a notice, in the form of a poster, informing employees of their rights concerning union membership and payment of union dues and fees, in conspicuous places in and about all its plants and offices, including all places where notices to employees are customarily posted. The notice shall include the following information (except that the information pertaining to National Labor Relations Board shall not be included in notices posted in the plants or offices of carriers subject to the Railway Labor Act, as amended (45 U.S.C. 151-188)).

Notice to Employees

Under Federal law, employees cannot be required to join a union or maintain membership in a union in order to retain their jobs. Under certain conditions, the law permits a union and an employer to enter into a union-security agreement requiring employees to pay uniform periodic dues and initiation fees. However, employees who are not union members can object to the use of their payments for certain purposes and can only be required to pay their share of union costs relating to collective bargaining, contract administration, and grievance adjustment.

If you do not want to pay that portion of dues or fees used to support activities not related to collective bargaining, contract administration, or grievance adjustment, you are entitled to an appropriate reduction in your payment. If you believe that you have been required to pay dues or fees used in part to support activities not related to collective bargaining, contract administration, or grievance adjustment, you may be entitled to a refund and to an appropriate reduction in future payments.

For further information concerning your rights, you may wish to contact the National Labor Relations Board (NLRB) either at one of its Regional offices or at the following address or toll free number:

National Labor Relations Board

Division of Information

1099 14th Street, N.W.

Washington,

SECTION J – LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACHMENTS

Attachment A	Performance Work Statement

Attachment B	General Provisions

Attachment C	DD Form 254 Contract Security Specification (If Applicable)

ATTACHMENT A

Performance Work Statement

1.0 GENERAL

1.1. This is a general purpose IDIQ contract capable of fulfilling a wide variety of security needs beyond the limits of CLINs listed in schedule B.2. Specific requirements for individual work site locations shall be specified in each task order where required.

This Performance Work Statement sets forth the general requirements for the performance of a comprehensive security and operations service to secure AED personnel and provide construction quality assurance activities, that may include but are not limited to: convoy transportation and security, personal protective services, static site security, community liaison activities, local atmospherics, supply and maintenance of armored vehicles, establishment, maintenance and management of a nationwide, visual map-based satellite tracking product, establishment, maintenance and management of a nationwide voice and text communication network, possible vetting of third-party employees, and other items as required under this indefinite-delivery indefinite-quantity contract.

Task Order Statements of Work will vary for each new requirement, depending on the specific security needs. Pricing schedules will also be included with each task order. The Subcontractor will act as an independent Contractor and not as an agent of the U.S. Government or the Contractor and shall, in accordance with the terms and conditions of the contract, furnish all labor and supervisory management required for the performance of the work that will be described in separately issued task order statements of work. It shall be the responsibility of the Subcontractor that all personnel are capable of receiving the appropriate identification documents for access to required areas at their respective sites and appropriate security levels.

1.2. During the provision of the Services, the Contractor shall furnish the GIS with required reports (See Statement of Work for Task Order #1) and other information and data together with supporting materials in order to substantiate the quality and accuracy of the services provided and the work performed. The Subcontractor agrees to provide the Contractor with all reasonably required support requested by the Contractor with respect to the fulfillment of all reporting requirements. The Contractor shall provide the professional supervision and quality control that is necessary in order to assure the accuracy, quality, completeness, and progress of the services provided and the work performed.

1.3 The Subcontractor shall maintain at all times the confidentiality of proprietary information pertaining to other Contractors, service providers or Contractor firms with whom its employees come into contract during the course of their performance of work pertaining to this contract or as the result of working in proximity to such information. All Subcontractor personnel will be required to maintain the security and confidentiality of all information that directly or indirectly comes into their possession or attention on a strict operational need-to-know basis.

1.4 The Subcontractor shall maintain and preserve all records and information whether in electronic, audio, video or paper format that is directly or indirectly generated during performance of its work in regard to this contract in an orderly and readily accessible manner as per Section I, DFARS 252.227-13 Rights in technical data-Noncommercial items (NOV 1995).

1.5 The Subcontractor shall provide all necessary support and personnel to the Contractor management personnel for all planning, mobilization, start-up and implementation of movement/escort security, and close personal protection including direct QA/QC and management of the SLTs. The costs for this section shall be included in the CLIN prices in schedule B.2.

1.6 The period of performance of this contract shall be one base year plus two option years.

2.0 DEFINITIONS

•	ACT OF GOD. An act of uncontrollable and unpredictable force such as a storm, flood, or other act of nature.

•

ANTI-TERRORISM/FORCE PROTECTION (AT/FP) SPECIALIST. Contractor personnel tasked to advise on matters impacted by the full spectrum of threats within theater which can impact the security of AED personnel and assets.

•

ARMORED VEHICLES. An armored vehicle (AV) is one that the entire passenger compartment is enclosed in lightweight composite armors that are impervious to all handgun and submachine gun munitions up to and including .30 caliber/ 7.62mm, i.e. B6 level.

•	CONTRACTOR. Contractor and its subcontractors at any tier.

•	CONTRACTING OFFICER’S REPRESENTATIVE (COR). An appointed assistant of the Contracting Officer authorized to administer the terms of the contract.

•	CRIMINAL ACT. A violation of a criminal law.

•	DEADLY FORCE. That force which is intended or is likely to cause death or a grave injury that may result in death.

•	DISABLED. Damaged, worn out, or malfunctioning.

•	EX-PAT. Those personnel who are of the same nationality as the contracting government, except soldiers and federal workers.

•	LOCAL NATIONAL (LN). Those personnel who are indigenous to the AO.

•	THIRD COUNTY NATIONAL (TCN). Those personnel of a separate nationality to both the contracting government and the AO.

•	EMERGENCY MEDICAL CARE. See section H paragraph H.5.

•	FAIR WEAR AND TEAR. The deterioration of equipment attributed to normal usage considering local conditions.

•	FORCE PROTECTION TEAM. Team consisting of security advisors, planners, coordinators, and specialists responsible for overall security of AED personnel.

•	AED PERSONNEL. Referenced as “personnel” for which services are being rendered.

•	AED. Reference to the AFGHANISTAN ENGINEER DISTRICT headquartered in Kabul with offices throughout Afghanistan.

•	GUN PLATFORM (GP). A gun platform (GP) is an armored vehicle with the ability to shoot from both sides of the vehicle.

•	HOSTILE ACT. An act of war.

•	HOSTILE INDIVIDUALS. Hostile individuals are all people that commit, threaten to commit, or support hostile acts against AED personnel and AED/Security Force personnel.

•	HUB. Locations from which contractors will start assigned air missions.

•	MINOR MEDICAL CARE. First-Aid, non surgical, non recurring field-level care.

•	PERSONAL SECURITY DETAILS. (Close Protection Details) Bodyguards and security advisors.

•

RULES FOR THE USE OF FORCE (RUF). Term used for non-Military entities when an accelerated show of force against possible enemy action or imminent threat is used. The following are graduated techniques to use that will not unnecessarily endanger you or others:

•	Shout. Verbal warning to halt

•	Shove. Physically restrain, block access, or detain

•	Show. Your weapon and demonstrate intent to use

•	Shoot. To remove the threat only where necessary. Fire only aimed shots so as not to harm innocent bystanders

•

SECURITY LIAISON TEAMS. Contractor personnel specifically responsible for providing security for AED personnel during travel to, from, and at construction sites anywhere in AED area of operations. Responsible for construction site assessment when not performing security mission for AED personnel.

•	SECURITY PROGRAM MANAGEMENT. Contractor personnel responsible for supervision and administration of security forces.

•	SCHEDULED MAINTENANCE. Periodic prescribed inspections or servicing of aircraft or equipment, accomplished on a calendar, mileage, or flight-hours basis.

•	STATIC SECURITY GUARDS (POSTED AND PATROLLING). Contractor personnel responsible for providing physical protection of facilities, personnel, property and materials.

•	THREAT ENVIRONMENT. The level and type of enemy and or hostile activity in the AED area of operations.

•	UNSCHEDULED MAINTENANCE. Maintenance that is not scheduled but is required to correct deficiencies and to restore the aircraft, vehicle, or equipment to a serviceable condition.

3.0 SERVICES TO BE PERFORMED

3.1 THE CONTRACTOR MAY BE REQUIRED TO PERFORM ALL OR PART OF THE FOLLOWING:

4.0 CONTRACTOR’S PERSONNEL

4.1 OBJECTIVE. The Subcontractor shall provide a work force possessing the skills, knowledge, training, equipment, and certifications required to satisfactorily perform the required services. Documentation establishing and/or showing evidence that employee(s) possess the required certifications, qualifications, and background checks must be presented prior to beginning duties.

4.2 AVAILABILITY. The Subcontractor shall configure its resources such that no gaps in services occur resulting from leaves of absences and availability of physical resources such as weapons, vehicles, and communication equipment.

4.3 READINESS. Subcontractor shall maintain a state of readiness to perform all required duties. All teams, personnel, equipment, vehicles, weapons, communications systems, safety equipment, supplies, and other resources shall be routinely maintained in a state of readiness to perform the duties and responsibilities set forth in the awarded task orders and to respond to any threat.

4.4 PERSONNEL FILES. The Subcontractor will provide all reasonably necessary assistance to enable the Contractor to adequately and appropriately maintain administrative files which shall, at a minimum, include personnel records, investigation records, and training records on all personnel working under this contract. The Contracting Officer or Contracting Officer’s Representative will be authorized to examine the Contractor’s administrative files.

4.5. WEAPONS TRAINING. The Subcontractor (under the supervision of Contractor Training staff) shall provide individual weapons qualification training for all personnel assigned weapons under this contract to include battle-sight zero. Training will be conducted on a repetitive basis at least quarterly.

4.6 LIVE FIRE TRAINING. Subcontractor and Contractor must follow local command procedures and coordination requirements when utilizing and/or operating a live fire range in Afghanistan. Range information and questions should be addressed to the Contracting Officer’s Representative for scheduling routine weapons training for security personnel.

4.7 WEAPON AUTHORIZATION. Each employee of the Subcontractor who carries weapons in connection with this contract must carry authorization to carry weapons under this contract as specified by the Contracting Officer and applicable theater Fragmentary Orders (FRAGOs).

4.8 POSSESSION OF FIREARMS. Subcontractor personnel employed under this contract must meet the reliability factors outlined in AR 190-56: The Army Civilian Police and Security Guard Program (refer to Chapter 3, Individual Reliability Program). All Subcontractor personnel supporting this task must be legally authorized to carry, possess, train with, and employ firearms and ammunition. No person convicted of domestic violence may be armed under this contract. No individual convicted of a felony crime will be employed under this contract. The Subcontractor is responsible to conduct the appropriate criminal and financial background checks (refer to AR 190-56, Chapters 2 and 3) to ensure all personnel meet the legal requirements to perform as security guards.

4.9 CRIMINAL JURISDICTION. The Subcontractor shall comply with and supply to the contractor all notification requirements of DoD Instruction 5525.11, Criminal Jurisdiction Over Civilians Employed By or Accompanying the Armed Forces Outside the United States, Certain Service Members, and Former Service Members. The Contractor shall maintain a copy of each employee’s written acknowledgement of receipt of the notification and shall provide the same upon request the Contracting Officer. Questions concerning the applicability of this clause should be directed to the contracting Officer.

4.10 PROSECUTION OF CRIMINAL ACTS. Under the “Military Extraterritorial Jurisdiction Act” (MEJA) (18 USC 3261-3267), persons employed by or accompanying the U.S. Armed Forces outside the United States are potentially subject to prosecution for certain criminal acts, including such acts occurring outside the United States. In the Afghanistan theater, MEJA may be used to prosecute individuals who are employed by or accompany the U.S. Armed Forces, including all subcontractors at any tier, with the exception of persons ordinarily residing in Afghanistan or Afghanistan Nationals. The law also applies to individuals accompanying a Contractor for the U.S. Armed Forces, which may include a dependent of a DOD Contractor or subcontractor employee. This law authorizes DOD law enforcement personnel to arrest suspected offenders in accordance with applicable international agreements and specifies procedures for the removal of accused individuals to the U.S. It also authorizes pretrial detention and the appointment of counsel for accused individuals. See Army Field Manual 3-100.21, Contractors on the Battlefield and DoD Instruction 5525.11, Criminal Jurisdiction Over Civilians Employed By or Accompanying the Armed Forces Outside the United States, Certain Service Members, and Former Service Members.

4.11 CONFLICT OF INTEREST. The Subcontractor shall not employ any employee of the United States Government or the Department of Defense, either military or civilian, unless such person receives prior approval in writing from the Contracting Officer.

4.12 EMPLOYEE CONDUCT. Subcontractor personnel shall present themselves in a professional manner at all times. Courteous, professional and respectful behavior is expected at all times. The Government reserves the right to direct the removal of any Contractor or Subcontractor employee.

4.13 COMPLIANCE WITH REGULATIONS AND RULES. The Subcontractor must comply with all applicable Department of Defense, Department of Army, and Government rules, regulations, and directives, specifically including those that relate to law and order, administration, and security.

4.14 LAW OF ARMED CONFLICT (LOAC) AND RULES FOR THE USE OF FORCE.

4.14.1 Rules for the Use of Force (RUF). With the assistance of the Contractor in the delivery of training and maintenance of appropriate records, the Subcontractor will train its personnel regarding LOAC and RUF as specified by the Contracting Officer or designated representative. The Subcontractor will obtain a signed written acknowledgement from each of their personnel authorized to bear weapons that they have been briefed on LOAC, RUF, and the differences between rules of engagement (ROE) and RUF, namely that RUF controls the use of weapons by Contractors employed by the United States Government and that the Subcontractor may NOT use ROE at any time for use of force decisions. LOAC and RUF training will be documented by the Contractor Training Staff as specified by the Contracting Officer or designated representative. The Subcontractor shall brief RUF to any shift personnel at every shift and shall, with the assistance of the Contractor training Staff provide refresher LOAC training to its personnel every six months. In particular, LOAC training will include restrictions on firing on persons who have surrendered or are out of combat due to wounds/injuries. Training will also discuss requirement to render first aid to the best of the Subcontractor’s ability and contact medical response units to obtain medical care for wounded, safety permitting. With the assistance of the Contractor Training Staff the Subcontractor shall train Subcontractor personnel on requirement to report all escalation of force incidents pursuant to current ISAF/CJTF-82 orders. With the assistance of the Contractor Training Staff the Subcontractor shall train all personnel under this contract that they must comply the provisions of the Geneva Convention Relative to the Treatment of Prisoners of War, August 12, 1949 (see http://www.unhchr.ch/html/menu3/b/91.htm) A copy of the Geneva Convention Relative to the Treatment of Prisoners of War, August 12, 1949 must be given by the Subcontractor to all personnel authorized to carry weapons on this contract at any tier.

5.10 REQUIRED DOCUMENTATION

5.10.1 Training And Documentation. The Subcontractor shall not be permitted to carry weapons until required acknowledgements, forms, and information is received, found acceptable by the Contracting Officer and arming authorization is granted by ISAF/CJTF-82. Subcontractor shall provide required training, documentation, and acknowledgement for each employee subsequently hired by after contract award within fifteen days of their arrival in Afghanistan to GIS unless otherwise agreed to by the Contracting Officer.

5.10.2 Retention And Review Of Records. Subcontractor shall maintain records on weapons training, LOAC, RUF, and screening of personnel hired by the Subcontractor for the duration of this and a six month time period after contract termination or expiration. The Subcontractor shall make records relating to weapons training, LOAC, RUF, and screening of personnel available to the Contractor at no additional cost to the within 24 hours of any request.

5.10.3 Signature Of Acknowledgement The Subcontractor shall maintain records of Signature of Acknowledgement from all persons hired by the Subcontractor and authorized to carry a weapon. Statement will read: “I understand the Rules for the Use of Force (RUF), the difference between the RUF and the Rules of Engagement (ROE), of the Law of Armed Conflict (LOAC), and that the use of a firearm creates a potential for criminal and civil liability under U.S./Host nation laws.”

5.10.4 Personnel Rotation Plan. The Subcontractor will be responsible for a plan to rotate Subcontractor personnel ensuring that there will be no lapse in services provided.

5.10.5 Medical. All personnel must have completed a full physical and dental examination within the last 12 months and have no existing conditions that would preclude them from performing their respective duties in the theater of operations. The Subcontractor will maintain copies of current medical and dental records. All Subcontractor personnel may be subject to medical and drug screening by the Contractor, IAW the reliability factors specified in AR 190-56, Chapters 2 and 4. Drug screening results may be requested by the COR for examination. All DACP/SG personnel must sign a DA Form 5019 (Condition for employment for certain Civilian Positions Identified Critical Under the Department of Army Drug-Free Federal Workplace Program), pass a drug test per AR 600-85 before being certified under the Individual Reliability Program and submit to periodic drug testing on a random basis to insure the deterrent value of the testing program. Contract security guards will be subject to the requirements of AR-600-85 on the same basis as Federally employed Army civilian police and security guards. These requirements will be incorporated in any contract for security guard services.

5.11 DEPLOYMENT PROCESSING

5.11.1 Pre-Deployment Training Requirements. Subcontractor personnel deploying from a CONUS location will ensure that training is provided in the following areas prior to deployment within the Area of Operation:

5.11.1.1 First Aid

5.11.1.1.1 For Open Chest Wound

5.11.1.1.2 Abdominal Wound

5.11.1.1.3 Open Head Wound

5.1 1.1.2 Evaluate a Casualty

5.11.1.2.1 First Aid for Bleeding of an Extremity

5.11.1.2.2 Prevent/Control Shock

5.1 1.1.2.3 Transport a Casualty

5.1 1.1.3 Request Medical Evacuation

5.1 1.1.4 TACTICS

5.11.1.4.1 Move Under Direct Fire

5.11.1.4.2 React to Indirect Fire

5.11.1.4.3 Move Over, Through, & Around Obstacles

5.11.1.5 HQDA Fraternization Policy

5.11.1.6 Army Values/General Order I

5.11.1.7 Hot and Cold Weather Injury Prevention

5.11.1.8 Law of Land Warfare/Geneva

5.11.2 Deployment and Redeployment. The average duration of the pre-deployment processing is approximately three days. Subcontractor personnel departing from the U.S. are required to process though a CONUS Replacement Center (CRC) at their own cost. The time at the CRC does not count towards the period of service paid for per the CLINs. The Government will provide Letter of Authorization (LOA) for travel into and out of the theater of operations, if required. The Subcontractor will be responsible for ensuring each member of the contract team has a valid Visa, Common Access Card (CAC) if eligible and required, and/or necessary identification.

5.12 Reserved

5.13 EMPLOYEE IDENTIFICATION

5.13.1 Contractor Identification Cards. Each Contractor personnel shall have a badge issued by ISAF/CJTF-82 conspicuously displayed on exterior clothing at all times while on duty.

5.13.2 Government Identification Cards. All Subcontractor personnel will be issued the Biometrics Identification for Access (BISA) badge by ISAF/CJTF-82 or CAC as the sole source of in theater of operations identification. The BISA documents and/or the CAC grant eligible Subcontractor personnel access to installations as well as DFAC, MWR, Government laundry, APO, medical, and PX privileges. Upon redeployment, the Contractor shall ensure that all issued controlled identification cards are promptly returned to the Government.

5.13.3 Language Requirement. All Subcontractor personnel designated as Ex-patriot or bilingual must be fluent in spoken and written English. Subcontractor personnel, whose native language is not English, must have attained a minimum score of 400 on the paper-based Test of English or a Foreign Language (TOEFL) or other agreed recognized English testing regime and the result will be maintained in the employee’s training records.

5.13.4 Nationality Restrictions on Access. Currently, access to Government compounds and facilities by Afghanistan nationals is restricted based on rules and regulations specific to that facility.

6.0 TRAVEL

Where the Government requires and authorizes the contractor’s and Subcontractor’s personnel to travel on a temporary duty basis, GIS will reimburse the contractor for travel expenses where Government billeting and dining facilities are not available to contractor personnel. The contractor will submit receipts and other documentation to support amounts requested along with invoices. Per diem rates will be limited to that rated dictated by the Department of State at the time the travel is taken.

7.0 EQUIPMENT

7.1 GOVERNMENT FURNISHED PROPERTY

7.1.1 Life Support/Sustainment. The Government will provide full life support for expats and third country nationals including housing, food (meals), water, and electricity. Where available, eligible Subcontractor personnel will be provided use of Government dining facilities, AAFES Exchange services (PX/BX), Morale and Welfare facilities (MWR), Government laundry, and Army Post Office (APO) services. This privilege is only provided in the theater of operations (Afghanistan).

7.1.2 Local Nationals (LN). For those LNs accompanying the SLTs, housing and food will be provided, where available, for missions requiring an overnight stay.

7.1.3 Medical Care. Reference section H, paragraph H.5, FITNESS FOR DUTY AND LIMITS ON MEDICAL / DENTAL CARE IN IRAQ AND AFGHANISTAN.

7.1.4 Administrative Office Space for Contractor Personnel. The Government will make available office space, including computers, desks and chairs, as available, for the NOC personnel, SLT Team Leader, and SLT Engineer plus two extra desks with chairs and computers. The aforementioned Contractor and Subcontractor personnel will be afforded access to the Government copy machines, printers, and NIPRNET computers. The Government will provide access to non-secure military and/or commercial telephones for the aforementioned personnel for use in performance of official duties. Administrative office space and equipment required for other Contractor and Subcontractor personnel is the Subcontractor’s responsibility.

7.1.5 Billeting and Other Administrative Space. The Government will provide billets including basic furnishings and use of personal hygiene facilities for eligible Contractor and Subcontractor personnel within a Government compound at no cost to the Subcontractor. The Government will make an area available for Contractor and Subcontractor furnished administrative facilities, if required. The area provided will vary depending upon location. Connections to existing utilities, where available, will be at the Contractor’s expense; however, use of utilities will be at no cost to the Contractor.

7.1.6 Records. The contractor will maintain records of all government property IAW FAR Part 45.5 and Far Part 52.245-2.

7.2 CONTRACTOR PROVIDED EQUIPMENT

7.2.1 Compliance. The Subcontractor shall insure that all items are acquired in accordance with all applicable national and international laws and regulations.

7.2.2 Uniforms. The Subcontractor shall furnish and provide personal protective equipment (body armor and helmet), gear, and uniforms to all contractor personnel. The Contractor will provide all its administrative personnel and static guard personnel with appropriate professional style uniforms conducive to their job description.

7.2.3 Weapons and Ammunition. The Subcontractor will provide new or serviceable NATO standard weapons and ammunition for use in support of this contract. Subcontractor shall provide documentation to the Contractor to include the serial number of each weapon and identification of the person to whom it is issued. Subcontractor personnel are required to carry weapons authorization documentation in accordance with AR 190-14.

8.0 SAFETY AND OCCUPATIONAL HEALTH PROGRAM

8.1 IMPLEMENT SAFETY AND OCCUPATIONAL HEALTH PROGRAM. The Subcontractor will comply with and assist the Contractor in the implementation of a safety and occupational health program in accordance with U.S. Army Corps of Engineers, Safety and Health Requirements Manual (EM 385-1-1), dated 03 Nov 03, Local/Host Nation Laws, CENTCOM, and ISAF/CJTF-82 rules and regulations as applicable as well as a driver training program

8.2 ACCIDENT PREVENTION PLAN. The Subcontractor will assist the Contractor in the submission of a site specific Accident Prevention Plan (APP) IAW EM 385-1-1, Appendix A including site specific Activity Hazard Analysis (AHA) and Standard Operating Procedures (SOPs) for each definable feature of work or activity 30 days after the Notice to Proceed. The APP can reference tabbed information in the existing corporate or in country safety plans, SOPs, TTPs, etc.

8.3 ACCIDENTS

8.3.1 Accident Reporting and Records. All accidents beyond first aid and property or equipment damage other than a combat loss as defined in Army Regulation (AR) 385-40, Accident Reporting and Records shall be investigated by FP NCOIC and forwarded to local MP and the District Safety Office on the AED 265-R, Immediate Report of Accident, within 24 hours. The Subcontractor will report all relevant incidents and accidents to the Contractor to enable compliance with this provision.

8.3.2 Recordable Accidents. Recordable accidents or property damage IAW AR 385-40 and Government reporting requirements shall require the completion and submission of the ENG FORM 3394, United States Army Corps of Engineers Accident Investigation Report, to the District Safety Office within 5 days. The Subcontractor will report all relevant incidents and accidents to the Contractor to enable compliance with this provision.

8.3.3 Immediate Reports. Any accident that appears to have any of the consequences listed below shall be immediately reported to the AED S2 or S3:

8.3.3.1 Fatality.

8.3.3.2 Permanent totally disabling injury.

8.3.3.3 Permanent partial disabling injury.

8.3.3.4 Three or more persons admitted to a hospital.

8.3.3.5 Property damage more than $10,000 other than a combat loss.

The Subcontractor will report all relevant incidents and accidents to the Contractor to enable compliance with this provision.

8.4 REPORTS

8.4.1 Maintain Project/Activity Records. Contractor shall maintain project or activity contact man-hours/headcount and submit monthly or weekly man-hours headcount reports to the District Safety Office. The Subcontractor will supply all relevant reports and returns to the Contractor to enable compliance with this provision.

8.4.2 Contractor Safety and Occupational Health Tracking. Contractor shall establish a safety and occupational health deficiency tracking system that lists and monitors the status of safety and health deficiencies in chronological order IAW EM 385-1-1, paragraph 01.A.12. The Subcontractor will supply all relevant reports and returns to the Contractor to enable compliance with this provision.

8.5 PERSONNEL REQUIREMENTS. (If this is required in future task orders)

8.5.1 Safety Health Officer (SSHO). The SSHO shall have at least taken a 10-hour online OSHA General Industry Training Course. Current first Aid/CPR train the trainer certified that meets or exceeds U.S. standards. Possess a current Combat Life Support (CLS) certification.

8.5.2 Driver Trainer (DT). Driver Trainer (DT) should have least 5 years of personal security experience and provide proof to the Contracting Officer of certification as a driver instructor. The certification should cover the concepts and principles of Defensive Driving, Evasive Driving, Forward and Reverse 180 degree turns, Mobile and static ramming, Offensive Driving (Front and Rear Contacts), Route Selection and Planning, Route Mapping, Braking, etc. Have a good understanding of the stability and gravitational forces for up armored vehicles and the ability to adapt training requirements or develop new driving tactics in a war environment.

9. SPECIAL CONTRACT REQUIREMENTS

9.1 CONTRACT SECURITY CLASSIFICATION SPECIFICATION (DD FORM 254)

DD Form 254, Contract Security Classification Specification is applicable. The highest security level involved on this contract is Secret. Per the definition of the term ‘classified’ at FAR 2.101, this contract is classified, meaning the contractor or its personnel must have access to classified information during contract performance. The contract documents themselves are not classified.

10.1 SURVEILLANCE.

The Subcontractor shall not have any specifically enforceable obligations with respect to clause 10.1, 10.2 and 10.3 hereof, however the Subcontractor agrees to provide all reasonable assistance to GIS with respect to GIS complying with such obligations.

Surveillance of Contractor performance is the method used by GIS to determine whether the Contractor is effectively and efficiently complying with all terms and conditions of the contract. The following minimum surveillance methods shall be used.

10.1.1 The Customer evaluation form will be used to validate customer satisfaction.

10.1.2 Customer Complaint. Customer complaints may be used as a basis for identifying non-compliance with performance objectives.

10.2 PERFORMANCE REVIEWS AND EVALUATIONS.

10.2.1 The COR will conduct bi-annual performance reviews and annual evaluations with the Contractor based on information obtained through the surveillance methods identified above.

10.2.2 The COR will note standard performance objectives deficiencies and all customer complaints documented during the specified period of time. The COR will thoroughly document all deficiencies, identify source of information, and reference the applicable PWS performance standard or contract requirement for which the deficiency applies.

10.2.3 The COR will generate performance reports using the customer evaluation report. This report will identify the level to which the performance standard for critical objectives was achieved based on cumulative total of all activity for the period of performance.

10.3 ANALYSIS OF PERFORMANCE REVIEW RESULTS. At the end of each performance evaluation period, the KO will evaluate all surveillance data to determine those critical performance standards that do not meet the standards as stated in the PWS. The KO will prepare a Contract Discrepancy Report (CDR) and issue it to the Contractor. The CDR will make reference to the performance objective and standard and state how the PWS was not met. The Contractor will be required to respond to the KO generated CDR within five working days. The Contractor’s response shall be in writing and explain why the performance deviated from the PWS, how the performance will be returned to acceptable levels, and how a recurrence of the problem will be prevented in the future. The KO may issue, at anytime deemed necessary, a CDR for recurring failure to meet other contract performance objectives or requirements. The Contractor shall respond in accordance with requirements identified herein. A copy of the CDR will be provided to the KO within five working days after the end of the evaluation period.

ATTACHMENT B

GENERAL PROVISIONS

ATTACHMENT B - GENERAL PROVISIONS

1. LIABILITY

Except to the extent of the indemnification provision herein for tort claims resulting in bodily injury or real or tangible personal property damage, NEITHER PARTY SHALL BE LIABLE, UNDER ANY CIRCUMSTANCES FOR ANY ANTICIPATORY OR LOST PROFIT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (COLLECTIVELY “NON-DIRECT DAMAGES”) RESULTING FROM ITS PERFORMANCE OR NON-PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT EVEN IF: SUCH NON-DIRECT DAMAGES ARE ATTRIBUTED TO BREACH OF THIS AGREEMENT, TORT OR NEGLIGENCE OR OTHERWISE CAUSED; SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH NON-DIRECT DAMAGES; OR UNDER APPLICABLE LAW, ANY SUCH NON-DIRECT DAMAGES ARE CONSIDERED DIRECT DAMAGES.

2. TERMINATION FOR INSOLVENCY

If the Subcontractor becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then GIS may, by giving written notice thereof to the Subcontractor, terminate the Agreement as of a date specified in such notice of termination.

3. REMEDIES

All remedies available to either party for breach of the Agreement by the other party are and shall be deemed cumulative and may be exercised separately or concurrently. The exercise of a remedy shall not be an election of such remedy to the exclusion of other remedies available at law or in equity.

4. INDEMNIFICATION

Each party shall defend, indemnify and hold harmless the other party from any and all liability, claims, and expenses of whatever kind and nature for injury to or death of any person or persons and for loss of or damage to any real or tangible personal property occurring in connection with or in any way incident to or arising under this Agreement, resulting in whole or in part from the acts or omissions of the indemnifying party. The indemnified party shall promptly notify the indemnifying party, in writing, of any such claim and shall reasonably cooperate with the indemnifying party in the defense and settlement thereof.

5. WARRANTY OF SERVICES

a. Definitions. “Acceptance,” as used in this clause, means the act of an authorized representative of GIS and/or the Government by which GIS assumes for itself, or as an agent of another, ownership of existing and identified supplies, or approves specific services, as partial or complete performance of the Agreement. “Correction,” as used in this clause, means the elimination of a defect.

b. Notwithstanding inspection and acceptance by GIS and/or the Government any provision concerning the conclusiveness thereof, the Subcontractor warrants that all services performed under this Agreement will, at the time of acceptance, be free from defects in workmanship and conform to the requirements of this Agreement. The GIS Contracts Administrator and/or the Government shall give written notice of any defect or non-conformance to the Subcontractor within 30 days from the date of acceptance by GIS and/or the Government. This notice shall state either:

(1) That the Subcontractor shall correct or re-perform any defective or non-conforming services; or

(2) That GIS and/or the Government do not require correction or re-performance.

c. If the Subcontractor is required to correct or re-perform, it shall be at no cost to GIS and/or the Government, and any services corrected or re-performed by the Subcontractor shall be subject to this clause to the same extent as work initially performed. If the Subcontractor fails or refuses to correct or re-perform, the GIS Contracts Administrator and/or the Government may, by contract or otherwise, correct or replace with similar services and charge to the Subcontractor the cost occasioned to GIS and/or the Government thereby, or make an equitable adjustment in the contract price.

d. If GIS and/or the Government do not require correction or re-performance, the GIS Contracts Administrator and/or the Government shall not seek an equitable adjustment in the Agreement price.

6. RIGHTS IN TECHNICAL DATA AND COMPUTER SOFTWARE

7. SUBCONTRACTOR NOTICE REGARDING DELAY

In the event the Subcontractor encounters difficulty in meeting performance requirements, or when he anticipates difficulty in complying with the Agreement delivery schedule or date, it shall immediately notify, the GIS Contracts Administrator in writing, giving pertinent details; provided, however, that this data shall be informational only in character and that this provision shall not be construed as a waiver by GIS of any delivery schedule or date, or of any rights or remedies provided by law or under this Agreement.

8. STOP WORK ORDER

a. The GIS Contracts Administrator and/or the Government may, at any time, by written order to the Subcontractor, require the Subcontractor to stop all, or any part, of the work called for by this Agreement for a period of ninety (90) days after the order is delivered to the Subcontractor and for any further period to which the parties may agree. Any such order shall be specifically identified as “Stop Work Order” issued pursuant to this clause. Upon receipt of such an order, the Subcontractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of ninety (90) days after a stop work order is delivered to the Subcontractor, or within any extension of the period to which the parties shall have agreed, the GIS Contracts Administrator and/or the Government shall either:

(1) Cancel the stop work order, or

(2) Terminate the work covered by such order as provided in the “Termination for Convenience” clause of this Agreement.

b. If a stop work order issued under this clause is cancelled, or the period of the order or any extension thereof expires, the Subcontractor shall resume work. An equitable adjustment shall be made in the delivery schedule or Agreement price, or both, and the Agreement shall be modified in writing accordingly, if:

(1) The stop work order results in an increase in time required for, or in the Subcontractor’s cost properly allowable to, the performance of any part of this Agreement and

(2) The Subcontractor asserts a claim for such adjustment within thirty (30) days after the end of the period of work stoppage; provided that, if the GIS Contracts Administrator and/or the Government decide the facts justify such action, it may receive and act upon any such claim asserted at any time prior to final payment under this Agreement.

c. If a stop work order is not cancelled and the work covered by such order is terminated for the convenience of GIS and/or the Government the reasonable costs resulting from the stop work order shall be allowed in arriving at the termination settlement.

9. SPECIFIC INSURANCE

Subcontractor, at its expense shall provide and maintain during the course of performing the work under this Agreement, the following indicated minimum limits of insurance coverage:

Coverage Type	Coverage Amount
Worker’s Compensation and Occupational Disease	Statutory requirements applicable in the state in which the work is to be performed

Comprehensive General Liability including: • Premises Operations • Contractual Liability	Combined Single Limit of $1 Million per occurrence on Bodily Injury and Property Damage

Subcontractor shall furnish to GIS, certificates from its insurance broker(s) certifying to the existence of the aforesaid coverages in the amounts stated herein. Said certificates shall provide that at least ten (10) days notice will be given to GIS, in writing before such insurance will be terminated or changed. Should Seller subcontract any of the work under this Agreement, it shall require from its subcontractors certificates evidencing that they are carrying at least the same insurance coverages in the foregoing amounts, with similar provisions for notice before cancellation or change.

10. TITLE TO PROPERTY AND RISK OF LOSS

(a) Unless this Agreement specifically provides for earlier passage of title, title to property of the supplies covered by this Agreement shall pass to the Government upon formal acceptance, regardless of when or where the Government takes physical possession. Subject to any express provision to the contrary and subject to any modifications or amendments altering or varying the services to be provided by the Subcontractor under this Agreement, the Parties acknowledge that all title and interest in any supplies, goods, machinery, equipment or vehicles used by the Subcontractor in connection with the provision of the Work or the Services, shall remain the property of the Subcontractor.

(b) Unless this Agreement specifically provides otherwise, risk of loss or of damage to supplies covered by this Agreement shall remain with the Subcontractor until, and shall pass to the Government upon acceptance by the Government or delivery of the supplies to the Government at the destination specified in this Agreement, whichever is later, if transportation is Delivered Duty Unpaid (DDU).

11. INDEPENDENT PARTIES

This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, partnership or business organization of any kind. GIS and the Subcontractor are independent parties and neither shall act as an agent for or partner of the other for any purpose, and the employees of one shall not be deemed the employees of the other. Each party shall be solely responsible for payment of all compensation owed to its employees, including payment of any taxes related to employment and workers’ compensation insurance.

12. VIOLATION OF LAWS AND REGULATIONS

The Subcontractor acknowledges that as an independent contractor, it is performing for GIS and/or the Government and is subject to certain local, state, and federal laws and regulations. The Subcontractor therefore agrees to defend, indemnify and hold harmless GIS, its affiliates, subsidiaries, agents, directors, officers, and personnel, against all claims, damages, losses, causes of action, liabilities, and expenses of any kind or nature, including reasonable attorneys’ fees, which arise out of or relate to the Subcontractor’s failure to comply with all applicable local, state and federal laws and regulations in the performance of Subcontractor’s obligation under this Agreement.

13. NON-SOLICITATION

a. Neither party shall knowingly solicit, recruit, hire or otherwise employ or retain any employee of the other, performing under this Agreement or the Prime Contract, during the Term of the Agreement and for one (1) year following the termination or expiration of the Agreement, without the prior written consent of the other party.

b. However, notwithstanding the foregoing, this Section shall not prohibit hiring personnel of the other party in the event the other party’s status as a viable business entity so declines as to make it unlikely said party could retain the services of its personnel.

c. Notwithstanding Paragraph 13.a, if during performance of the Agreement, either party fails to meet its legal payroll or employee benefit obligations, and such failure disrupts or hinders the performance of services under the Agreement and the Prime Contract, either party may solicit, recruit, hire or otherwise employ or retain those personnel of the other party necessary to maintain performance of services under the Prime Contract. Such action shall not relieve either party of any liability for default under the Agreement.

d. Notwithstanding Paragraph 13.a, this Section shall not restrict in any way the right of either party to solicit or recruit generally in the media, and shall not prohibit either party from hiring personnel of the other who answers any advertisement or who otherwise voluntarily applies for hire without having been personally solicited or recruited by the hiring party.

14. SEVERABILITY

If any term or condition or portion thereof of the Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of the term or condition or the Agreement or the application thereof to the party or circumstance, other than those portions as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each remaining term or condition or portion thereof shall be valid and enforced to the fullest extent permitted by law. In the event such determination prevents the accomplishment of the purpose of the Agreement, the invalid term or condition or portion thereof shall be restated to conform to applicable law and to reflect as nearly as possible the original intention of the parties.

15. ORDER OF PRECEDENCE

Any inconsistency in the Agreement shall be resolved by giving precedence in the following order: (a) the Agreement and Attachments, (b) the Prime Contract.

16. ORGANIZATIONAL CONFLICT OF INTEREST

a. Purpose: The primary purpose for inclusion of this clause is to aid in ensuring that:

1. The Subcontractor’s objectivity and judgment are not biased because of its present or planned interest, which relate to work under this Agreement;

2. The Subcontractor does not obtain unfair competitive advantage by virtue of its access to nonpublic information regarding the Government’s program plans and actual or anticipated resources; and

3. The Subcontractor does not obtain unfair competitive advantage by virtue of its access to proprietary information belonging to others.

b. Scope: Organizational Conflict of Interest (OCI) rules, procedures and responsibilities as described in FAR Subpart 9.5 shall be applicable to this Agreement.

c. Access to and use of Government information: If the Subcontractor, in performance of any orders under this Agreement, obtains access to Government information such as plans, policies, reports, studies, financial plans, or data which has not been released or otherwise made available to the public, the Subcontractor agrees that without prior or written approval of GIS and/or the Government, it shall not:

1. Use such information for any private purpose:

2. Compete for work, other than a succeeding Task Order to the current Task Order based on such information for a period of two (2) years after the completion of this Agreement, or until such information is released or otherwise made public;

3. Submit an unsolicited proposal to the GIS/Government based on such information; or

4. Resize such information.

a. Access to and Protection of Proprietary Information: The Subcontractor agrees to treat proprietary data in accordance with the provisions of FAR 9.5. The Subcontractor shall enter into a written agreement for the protection of the proprietary data of others and exercise diligent effort to protect such proprietary data from unauthorized use or disclosure.

b. Remedies and Waiver: For breach of any of the above restrictions or for nondisclosure of misrepresentation of any relevant facts required to be disclosed concerning this Agreement, GIS and/or the Government may terminate this Agreement and all current orders, disqualify the Subcontractor for subsequent related contractual efforts, and pursue such remedies as may be permitted by law. If, however, in compliance with this clause, the Subcontractor discovered and promptly reports an OCI (or potential) thereof subsequent to Agreement, GIS and/or the Government may permit continued performance under the Subcontractor’s proposed plan of mitigation or terminate this Agreement, or whatever action is deemed to be in the best interest of GIS and the Government.

c. Government Indemnity: The Subcontractor shall hold GIS harmless and indemnify GIS as to any cost or loss resulting from the unauthorized use or disclosure of third party information, data, or software by the Subcontractor, its personnel, affiliates, or subcontractors.

17. Governing Law and Venue.

This agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principles thereof.

18. Force Majeure.

Except with respect to payment obligations hereunder, if a Party is prevented or delayed in performance of its obligations hereunder as a result of circumstances beyond such Party’s reasonable control, including, by way of example, war, riot, fires, floods, epidemics, or failure of public utilities or public transportation systems, such failure or delay will not be deemed to constitute a material breach of this Agreement, but such obligation will remain in full force and effect, and will be performed or satisfied as soon as reasonably practicable after the termination of the relevant circumstances causing such failure or delay, provided that if such Party is prevented or delayed from performing for more than ninety (90) days, the other Party may terminate this Agreement upon thirty (30) days’ written notice.